EXHIBIT (c)(ix)

Queensland Treasury Corporation Annual Report for the Fiscal Year Ended June 30, 2022

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the Queensland Treasury Corporation’s (the “Corporation” or “QTC”) and the State of Queensland’s (the “State” or “Queensland”) beliefs and expectations, are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither the Corporation nor the State undertake any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although the Corporation and the State believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include:

•	the international and Australian economies, and in particular the rates of growth (or contraction) of the State’s major trading partners;

•	the effects, both internationally and in Australia, of any subsequent economic downturn, as well as the effect of ongoing economic, banking and sovereign debt risk;

•	the effect of natural disasters, epidemics and geopolitical events, such as the novel coronavirus (COVID-19) pandemic and the Russia-Ukraine conflict;

•	increases or decreases in international and Australian domestic interest rates;

•	changes in the State’s domestic consumption;

•	changes in the State’s labor force participation and productivity;

•	downgrades in the credit ratings of the State and Australia;

•	changes in the rate of inflation in the State;

•	changes in environmental and other regulation; and

•	changes in the distribution of revenue from the Commonwealth of Australia Government to the State.

(c)(ix)-1

2021–22 ANNUAL REPORT

QUEENSLAND TREASURY CORPORATION

2021–22 ANNUAL REPORT QUEENSLAND TREASURY CORPORATION

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

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QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

CONTENTS

Letter of compliance	2

Queensland Treasury Corporation	3

Role and responsibilities	4

Chair’s report	5

Chief Executive’s report	6

Achieving sustainable access to funding	8

Creating value for the State and clients	10

Achieving organisational excellence	14

Environmental, social and governance commitment	17

Corporate governance	18

QTC’s Capital Markets Board	20

Financial Statements	25

Appendices	65

Level 31, 111 Eagle Street

Brisbane Queensland Australia

Telephone:   +61 7 3842 4600

Email:           enquiry@qtc.com.au

1

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

19 August 2022

The Honourable Cameron Dick

Treasurer and Minister for Trade and Investment

GPO Box 611

Brisbane QLD 4001

Dear Treasurer and Minister for Trade and Investment

I am pleased to present the Annual Report 2021–22 and financial statements for Queensland Treasury Corporation.

I certify that this Annual Report complies with:

∎  the prescribed requirements of the Financial Accountability Act 2009 and the Financial and Performance Management Standard 2019, and

∎  the detailed requirements set out in the Annual Report requirements for Queensland Government agencies.

A checklist outlining the annual reporting requirements can be found at page 68 of this Annual Report.

Sincerely

Damien Frawley

Chair

LEVEL 31, 111 EAGLE STREET, BRISBANE QUEENSLAND AUSTRALIA 4000

GPO BOX 1096, BRISBANE QUEENSLAND AUSTRALIA 4001

T: 07 3842 4600 , F: 07 3221 4122

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

QUEENSLAND TREASURY CORPORATION

Queensland Treasury Corporation (QTC) has a statutory responsibility to advance the financial position and development of the State. Established under the Queensland Treasury Corporation Act 1988, QTC is a corporation sole, reporting through the Under Treasurer to the Treasurer and the Queensland Parliament.

Vision Protecting and advancing Queensland’s financial interests Mission To deliver optimal financial outcomes through sound funding and financial risk management	2021–25 Strategic Goals 1 Sustainable funding 2 State and client value 3 Organisational excellence

Values

Client focus

We build strong partnerships with our clients to deliver simple and well-designed solutions that achieve quality outcomes for Queensland.

Team spirit

We work as one team, taking joint responsibility for achieving our vision and collaborating to achieve outstanding performance.

Excellence

We aim for excellence using flexible and agile processes to continuously improve.

Respect

We show respect by recognising contributions, welcoming ideas, acting with honesty, being inclusive and embracing diversity.

Integrity

We inspire trust and confidence in our colleagues, clients, stakeholders and investors by upholding strong professional and ethical standards.

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

ROLE AND RESPONSIBILITIES

QTC is the central financing authority for the Queensland Government and provides financial resources and services for the State. We manage the State’s funding program in the global capital markets to deliver sustainable and cost-effective borrowings for the Queensland Government departments and agencies, local governments, and other related entities (our clients).

With a statutory role to advance the financial interests and development of the State, we work in partnership with Queensland Treasury and our clients to solve complex commercial, policy and economic issues. We help to deliver innovative, long-term solutions that contribute to the growth of Queensland’s economy.

We protect Queensland’s financial interests and deliver better financial outcomes by centralising the management of our clients’ borrowings, cash investments, and financial risks. We play an integral role in managing the State’s finances, working closely with our clients on their balance sheet management and helping to identify opportunities to minimise costs and risks.

At QTC, we are committed to protecting and advancing the financial interests of Queensland.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

CHAIR’S REPORT
DAMIEN FRAWLEY CHAIR

On behalf of the Queensland Treasury Corporation Capital Markets Board, I am pleased to present Queensland Treasury Corporation’s Annual Report for 2021–22, following my appointment as Chair on 1 July 2022.

It is a privilege to be appointed Chair of QTC, an organisation with a legacy of sound financial stewardship for the State of Queensland. I am fortunate that, through my former role as Chief Executive of QIC, I have had the opportunity to work with QTC’s Chief Executive and observe the organisation’s strong relationships with, and extensive knowledge of, both the Queensland Government and global financial markets.

In the year under review, QTC raised $15.3 billion to fund the State’s borrowing program, and delivered solutions for clients that helped manage their financial risks, created economic benefits and enhanced the State’s fiscal position. QTC also delivered $464.2 million of returns to Queensland Government stakeholders through debt management and Cash Fund returns.

With its dedicated leadership team and high-performing workforce, I am confident that QTC will continue to provide the funding and financial risk management advice to support the key financial decisions that underpin Queensland’s economic recovery and future growth.

As I begin my Chairmanship with QTC, I would also like to extend my sincere gratitude to former Chair, Gerard Bradley AO, for his leadership and service to QTC and the State of Queensland.

In the coming year, the Board will be committed to guiding QTC to deliver its strategic objectives as the State’s central financing authority. I look forward to working with my fellow Board members and the Executive Leadership Team to set a continued successful path for QTC in the future.

D J FRAWLEY Chair 19 August 2022

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

CHIEF EXECUTIVE’S REPORT

In 2021–22, QTC faced challenging market conditions with central banks increasing interest rates to combat elevated inflation and significant yield movements. This was coupled with extreme volatility in the bond markets that was higher than during the European Sovereign Debt Crisis and on-par with the outset of the COVID-19 shock.

Despite this backdrop, QTC’s established reputation as a leading semi-government issuer supported its ability to achieve $15.3 billion issuance during the year. QTC delivered $464.2 million of returns to its Queensland Government stakeholders, including a $404.6 million interest rate reduction through debt management and $59.6 million in Cash Fund returns.

This year, QTC continued its ongoing alignment with Queensland Treasury to support the delivery of the Government’s priorities and help identify opportunities for our clients to minimise their costs and risks.

QTC’s ability to navigate the complex market environment, and protect and advance Queensland’s financial interests, was underpinned by its strong operational performance. QTC has continued to be recognised in the industry and won a national ‘2022 5-Star Employer of Choice’ award for its third consecutive year from Human Resources Director.

At the close of the 2021–22 financial year, we welcomed Damien Frawley as the new Chair of the QTC Capital Markets Board. His appointment followed the retirement of former QTC Board Chair, Gerard Bradley AO on 30 June 2022. QTC extended its sincere thanks to Mr Bradley for his significant contribution and service to QTC from 2012–2022.

Funding the State

QTC continued to demonstrate its reputation as a highly regarded bond issuer through the execution of term debt issuance in what has been a volatile year in bond markets. QTC’s liquidity position remained strong over the year with all debt servicing obligations met as required. The strength of QTC’s liquidity was recognised by the credit rating agencies when they assessed the State’s credit position during the year.

In 2021–22, QTC completed its borrowing program of $14.3 billion, ahead of schedule, and raised an additional $1.0 billion of funding. The issuance was executed through $6.5 billion in syndicated deals, $3.5 billion in seven tenders and $5.3 billion via reverse enquiry. This included the establishment of three new bond lines, including a $3.0 billion 1.50% 2 March 2032 CBI certified Green Bond, a $1.5 billion 2.00% 22 August 2033 benchmark bond, and a $2.0 billion 3m BBSW+1bp 3 March 2026 floating rate note.

The Queensland Government and QTC continued to provide transparent and regular updates to the market on Queensland’s fiscal position and borrowing program throughout the year. QTC’s borrowing program was reduced by $3.1 billion to $14.3 billion following the Queensland 2021–22 Budget Update released on 16 December 2021. The reduction was a result of lower client borrowings and general government revenue uplifts.

Following the Queensland 2022–23 State Budget, released on 21 June 2022, QTC estimates it will borrow $14.4 billion of term debt in the 2022–23 financial year.

ESG initiatives

QTC worked closely with its stakeholders and the Queensland Government to deliver initiatives that support environmental, social and governance (ESG) outcomes for Queensland. This included collaborating with the Queensland Government on the development of the inaugural Queensland Sustainability Report with information about the State’s ESG commitments and outcomes.

In September 2021, QTC issued $3.0 billion of a new 1.50% 2 March 2032 Green Bond, supporting Queensland’s pathway to climate resilience and an environmentally sustainable economy. This was the fourth and longest tenor Green Bond for QTC, further diversifying funding alternatives and continuing to build QTC’s Green Bond curve.

PHILIP NOBLE CHIEF EXECUTIVE $15.3 billion issuance to fund the State $404.6•million interest rate reduction to the State through debt management $59.6 million returns through the Capital Guaranteed Cash Fund

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

Operating results

QTC continued to protect client’s interest rate risk with effective management activities. For the year under review, QTC’s management of the State’s debt enabled an interest rate reduction equivalent to $404.6 million.

QTC’s asset management strategy to provide protection against rising outright yields and widening credit spreads allowed QTC to deliver $59.6 million (2020–21: $71.0 million) in investment returns to its government clients through the QTC Capital Guaranteed Cash Fund (the Cash Fund). The Cash Fund retained its position as one of the largest managed cash funds in Australia with $9.6 billion under management at 30 June 2022 and outperformed the Bloomberg AusBond Bank Bill Index by 52 basis points.

In 2021–22, QTC reported an operating loss after tax from its capital markets operations of $36.2 million (2020–21: $115.1 million profit after tax). While QTC earns a profit in most years, it also holds capital in reserve to cover potential financial losses. The loss incurred this financial year was a result of a reduction in the mark-to-market value of the securities held in the Cash Fund. The Cash Fund operations have been set-up to enable QTC to provide clients with stable returns on their investments over the medium term.

QTC’s retained earnings balance of $555.4 million, demonstrates its continued strong financial position with retained earnings closely monitored to ensure QTC’s Board prescribed capital requirements are met.

Over the past five years, the returns from debt management have lowered the State’s costs by a total of $728.7 million. In addition, QTC’s net earnings have contributed to the payment of $150.0 million in dividends to the State. QTC’s dividend payments to Treasury are made on a needs basis, with no dividend required in 2021–22.

Value delivered for the State

QTC worked closely with Queensland Treasury to support the Queensland Government’s priority initiatives with advisory work focused on enhancing the institutional and financial strength of the State.

Highlights during the year included projects to support the Government to meet its energy policy commitments, the development of the SEQ Waste Management Plan, the identification of financial sustainability and efficiency initiatives for agencies delivering community and social services, and the provision of ongoing support for the Government’s COVID-19 response.

QTC continued to assist Queensland’s government-owned corporations and local governments with a range of advisory work in risk management, forecasting, asset and debt strategies and financial sustainability.

QTC also helped enhance financial capability across the public sector through its education collaboration with the University of Queensland. This year, the program has reached 2,900 participants from across the State.

Credit and ESG ratings

In the year under review, Standard & Poor’s and Moody’s Investors Service reaffirmed Queensland’s and QTC’s credit ratings. Fitch upgraded Queensland’s credit rating in December 2021. QTC is rated AA+/A-1+/Stable, Aa1/P-1/Stable and AA+/F1+/Stable by Standard & Poor’s, Moody’s Investors Service and Fitch Ratings respectively. These stable ratings are a key reason for continued demand from domestic and global investors for QTC debt, and for QTC’s ability to meet the larger issuance requirements through the COVID-19 period.

In addition, Queensland is currently rated AA for ESG by MSCI*.

Organisational excellence

With its ongoing focus on organisational excellence, QTC met its statutory obligations, completed core business activities on time and delivered initiatives focused on continuous improvement. QTC continued its focus on talent, engagement and development practices that support a high-performance workforce.

Independent recognition of QTC’s leadership and culture continued in 2021–22 and for the third consecutive year, QTC was recognised as one of Australia’s best places to work, receiving the ‘2022 5-Star Employer of Choice’ award from Human Resources Director.

Positioned for ongoing success

QTC’s achievements in the 2021–22 financial year have demonstrated significant performance outcomes against each of its strategic goals—to deliver sustainable funding, State and client value and organisational excellence. QTC is well positioned to continue its focus on strong issuance and asset management, prudent financial risk management, and supporting the government’s priority projects.

P C NOBLE

Chief Executive

19 August 2022

*

As of June 2022, the State of Queensland received a MSCI ESG Rating of AA, ESG Trend Negative. Certain information ©2022 MSCI ESG Research LLC. Data reproduced with permission from MSCI ESG Research LLC. No use or distribution without written consent. Data provided “as is” without any warranties. MSCI ESG Research LLC and affiliates assume no liability for or in connection with the data.

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

ACHIEVING SUSTAINABLE ACCESS TO FUNDING

In 2021–22, QTC raised $ 15.3 billion in an environment of elevated volatility in bond markets. QTC continued to attract a diversified investor base, further supported by the establishment of three new bond lines, including a $ 3.0 billion, 2 March 2032 Green Bond, which is the largest AUD Green Bond deal to date.

Meeting the State’s funding requirements

QTC is a highly regarded bond issuer in global fixed-income markets and raises the funds needed by the State each year, often ahead of time, with its bond issues consistently over-subscribed. On 15 June 2021, following the release of the 2021–22 State Budget, QTC announced it would raise $ 17.4 billion to meet the State’s term debt borrowing requirement. On 16 December 2021, the requirement was decreased by $3.1 billion to $ 14.3 billion, following the Queensland 2021–22 Budget Update. The reduction was a result of lower client borrowings and general government revenue uplifts.

QTC met its borrowing requirement of $ 14.3 billion and raised an additional $1.0 billion that was used to reduce the 2022–23 term debt borrowing requirement. The issuance during the year was executed through $ 6.5 billion in syndicated deals, $3.5 billion across seven tenders and $ 5.3 billion via reverse enquiry.

QTC’s well-managed funding program and reputation for high-quality debt issuance, means Queensland can access the funds it needs at cost-effective rates. To attract a broad investor base, QTC offers investors a diverse range of high-quality financial securities.

2021–22 funding highlights included:

∎  $ 3.0 billion 1.50% 2 March 2032 CBI certified Green Bond

∎  $ 1.5 billion 2.00% 22 August 2033 benchmark bond

∎  $ 2.0 billion 3m BBSW+1bp 3 March 2026 floating rate note, and

∎  $ 3.5 billion of issuance through seven tenders.

In 2021–22, QTC maintained the State’s strong liquidity position, which supports the State’s credit rating and provides reserves during periods of market volatility.

On 21 June 2022, QTC announced its indicative $ 14.4 billion term debt borrowing requirement for 2022–23.

Funding performance

QTC’s proactive management of its borrowing program and the management of its client funding and balance sheet activities helped to smooth its maturity profile, reducing its refinancing risk by achieving more evenly distributed maturities across the curve. All fixed rate debt issued in 2021–22 was in maturities 2027 and longer.

In 2021–22, QTC continued to keep the market informed with open and transparent information provided to investors on QTC’s funding activity and the Queensland Government’s economic and fiscal strategy. This included regular engagements through its Funding and Markets Division, digital communication channels, and virtual and face-to-face meetings. At the start of the year, in an environment of restricted travel, QTC utilised virtual channels to engage with both onshore and offshore investors. During the second half of the year, both domestic and international borders reopened and QTC was able to begin in-person activities.

*In the 2021 FinanceAsia Deal Achievement Awards in Australia and New Zealand for the Best Local Bond Deal and Best Sustainable Finance Deal for a Financial Institution.

**Turnover for period 1 July 2021 to 30 June 2022.

Issued approx. $9.0 billionof benchmark bonds I I I Recognised•for $3.0 billion 2032 Green Bond in the 2021 FinanceAsia Deal Achievement Awards* Issued $2.0 billion into a new floating rate note Liquidity in QTC bondswith approximately $128.0 billion traded in the secondary market** Collaborated with the Queensland Government on the development of the Queensland Sustainability Report 2021

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

Sustainable finance

The global Green Bond market has continued to grow rapidly with a record amount issued in 2021. In September 2021, QTC issued its fourth Green Bond line, extending QTC’s Green Bond curve for investors—with maturities of 2024, 2029, 2031 and 2032. The $3.0 billion issuance of QTC’s new 2032 Green Bond was QTC’s largest Green Bond deal to date, demonstrating a growing demand from investors for Green Bonds. More than 40 per cent of the new 2032 Green Bond deal was allocated to offshore investors and this deal also attracted a number of first-time investors. QTC received recognition for its 2032 Green Bond in the 2021 FinanceAsia Deal Achievement Awards in Australia and New Zealand for the Best Local Bond Deal and Best Sustainable Finance Deal for a Financial Institution.

QTC remains a leading semi-government issuer of Green Bonds in Australia, with $6.98 billion in Green Bonds on issue as at 30 June 2022. The size of the current eligible project and asset pool allows QTC to remain a regular Green Bond issuer. QTC continues to actively look for ways to further grow and diversify its pool, and support the State in highlighting Queensland’s pathway to climate resilience and an environmentally sustainable economy.

In 2021, QTC also collaborated with the Queensland Government on the development of the Queensland Sustainability Report 2021 with information about the State’s environmental, social and governance (ESG) commitments and outcomes.

Funding instruments

QTC has a diverse range of funding instruments in a variety of markets and currencies. The majority of QTC’s funding is sourced through long-term debt instruments, with QTC’s AUD benchmark bonds being the principal source of funding. As at 30 June 2022, QTC’s total debt outstanding was approximately $125.0 billion at face value.

OVERVIEW AS AT 30 JUNE 2022		SIZE (AUDM)	MATURITIES	CURRENCIES
Short-term	Domestic T-Note	Unlimited	7–365 days	AUD
	Euro CP	USD10,000	1–364 days	Multi-currency
	US CP	USD10,000	1–270 days	USD
Long-term	AUD Bond	Unlimited	13 benchmark lines and a range of non-benchmark lines with various maturities*	AUD
	Euro MTN	USD10,000	Any maturity subject to market regulations	Multi-currency
	US MTN	USD10,000	9 months–30 years	Multi-currency

* See QTC’s website for further details on non-benchmark bond lines.

2021–22 Public Issuance 1 JULY 2021 9 Sept 2021 $3.0 billion 2032 Green Bond Syndicated new issue 21 Oct 2021 $1.5 billion 2033 Benchmark Bond Syndicated new issue 24 Feb 2022 $2.0 billion 2026 Floating Rate Note Syndicated new issue $3.5 billion 2021–22 issuance through 7 tenders—across multiple benchmark bond lines, from 2027 to 2034 maturities 30 JUNE 2022

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

CREATING VALUE FOR

THE STATE AND CLIENTS

In 2021–22, QTC partnered with Queensland Treasury and its Queensland Government clients to deliver financial, economic and social outcomes to enhance Queensland’s future and economic prosperity. This work delivered cost-savings, economic benefits and analysis to inform enhanced decision-making. The positive outcomes generated for clients were achieved through delivering financial advisory and project implementation services; and providing high-quality services for borrowing, debt and cash management, and foreign exchange.

Financial advice for the State’s public sector

In the year under review, QTC worked closely with Queensland Treasury to deliver a program of work aligned with government priorities to provide the maximum financial and social outcomes for the State.

In 2021–22, QTC delivered a broad range of financial advisory assignments for Queensland Treasury and its public sector clients that address financial risk management issues and assist in making pragmatic business decisions.

QTC supports its clients to implement significant transformation projects within their own environments and enhance their project delivery capability. In 2021–22, QTC’s advisory work centred around projects that would enable significant benefits to the financial health of the State, with particular focus on local governments and government-owned corporations (GOCs).

Supporting the government’s priorities

QTC focuses on supporting its clients to implement projects that deliver maximum value to the State in terms of minimising risk, increasing revenue and reducing costs, while delivering broader social and economic benefits. The key priority projects QTC delivered include:

∎  Queensland Sustainability Report 2021: QTC collaborated with the Queensland Government on the development of the inaugural Queensland Sustainability Report 2021 with information about the State’s environmental, social and governance (ESG) commitments and outcomes.

∎  Energy reforms: QTC supported Queensland Treasury and other agencies with market modelling and research to assist the Queensland Government meet its energy policy commitments.

∎  SEQ Waste Management Plan: On behalf of the 11 councils in South-East Queensland, QTC developed the SEQ Waste Management Plan—a 10-year roadmap that identifies the sequence of levers and investments required to improve the economics of waste management operations, encourage economic development and deliver social and environmental benefits for the region. QTC has now established a project management office with the councils to implement the recommendations.

∎  Queensland Police Service: QTC supported the Queensland Police Service (QPS) by providing insights into financial sustainability.

∎  Financial Provisioning Scheme: In a multi-year project, QTC has continued to provide ongoing support to the Financial Provisioning Scheme Manager and ongoing implementation of the Financial Provisioning Scheme, which supports the assessment of the estimated rehabilitation cost of mining activities to enable risk assessed decisions.

∎  COVID-19: QTC provided resources to support the Government’s COVID-19 response initiatives.

Supported the Queensland Government’s energy policy commitments Developed the SEQ Waste Management Plan on behalf of SEQ councils

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

Financial risk management for government owned corporations

QTC has assisted Queensland’s GOCs with a range of advisory work in risk management, forecasting, asset and debt strategies and commercial evaluations. This includes continuing the core GOC performance reviews for Queensland Treasury as part of QTC’s annual credit review process. QTC combines its deep quantitative and technical skills with a unique combination of equity and debt perspectives, to deliver timely commercial advice. This advice was leveraged during the extreme volatility experienced in electricity pricing this year where QTC provided strategic, market and credit advice to Queensland Treasury on energy pricing to support their critical decision-making framework.

Fostering strong relationships with local government

QTC has continued to work closely with local governments and key stakeholders to help deliver positive community outcomes in a financially responsible way. This work included delivering and embedding capability improvements and assisting councils progress efficiency initiatives. QTC has also supported economic development initiatives and provided advice about financially managing the complexities of community requirements in regional centres.

In 2021–22, QTC delivered a number of initiatives for the Department of State Development, Infrastructure, Local Government, and Planning (DSDILGP) to support financial sustainability and expanding capabilities in local government.

QTC was engaged by the DSDILGP and the Electoral Commission of Queensland to assess the viability of the proposed boundary change between Livingstone Shire Council and Rockhampton Regional Council. QTC worked with both councils to estimate the financial impacts, including how the change could affect council rates.

During the year, QTC delivered economic updates for councils, bespoke workshops for elected members and council officers, and a Local Government Finance Professionals forum and masterclass with a focus on assisting local governments understand the demand-supply imbalance and its implications on their council’s operations and regional industries.

High-quality debt, cash and risk management products and services

QTC has continued to work closely with Queensland Treasury and its government clients to improve whole-of-State balance sheet outcomes. QTC continued to provide low-cost loans and high-performing investment facilities throughout 2021–22.

Debt and risk management

In the year under review, QTC continued to successfully deliver its core mandate of providing clients with a low cost of funds by capturing the significant economies of scale and scope in the issuance, management and administration of the State’s debt.

QTC’s active management of the State’s debt provided a reduction of $132.0 million in the market value of Queensland Treasury’s borrowings, equivalent to a 0.06% decrease in the notional book interest rate.

Since late 2019, the combined duration of the Treasury Core and Super-Long Portfolio-Linked Loans (PLL) has been progressively lengthened at relatively low interest rates. This has resulted in the PLL book rate being further protected from the increase in yields that began in September 2021.

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

QTC has proactively managed the timing of drawdowns, use of facilities and book rate reviews to capture the above value in FY2022–23 interest costs paid by Treasury. This contributed to a cash flow saving for General Government of $102.0 million against the projected budgeted interest cost for the full financial year. This benefit is now crystalised into the Treasury Core PLL book rate providing a stable book rate for the upcoming FY2022–23 financial year and expected to deliver more cash flow savings against budgeted interest costs.

Proactive GOC refinancing and interest rate risk management generated savings of $13.3 million. QTC also completed a number of financial assessments on behalf of government, relating to requests by Queensland local governments for financial assistance to help fund the costs of proposed significant water infrastructure.

Cash management

QTC offers cash management products that enable its clients to maximise the value of their surplus funds, including Fixed Rate Deposits, a Working Capital Facility and a Capital Guaranteed Cash Fund (the Cash Fund).

In 2021–22, the Cash Fund delivered $59.6 million in investment returns to its government clients during the year and retained its position as one of the largest managed cash funds in Australia with $9.6 billion under management at 30 June 2022. The Cash Fund provided strong relative returns and outperformed the Bloomberg AusBond Bank Bill Index by 52 basis points.

Throughout the year, QTC focused on an asset management strategy to provide protection against rising outright yields and widening credit spreads. This asset strategy included shortening asset duration at very tight levels due to the end of the Reserve Bank of Australia liquidity support programs. The Cash Fund’s security is underpinned by the asset’s investment profile, with 100 per cent of the Cash Fund invested in entities rated ‘BBB+’ or higher by Standard & Poor’s Global Ratings at 30 June 2022.

Throughout the year, QTC continued to meet with clients to provide insights into the Cash Fund’s structure, strategy and performance, and dynamically managed credit and money market positions in a challenging environment due to higher inflation and rising interest rates.

Foreign exchange

QTC’s foreign exchange (FX) services, including its online platform, enable its public sector clients to access wholesale market rates and hedge against currency fluctuations. In 2021–22, the FX service has continued to grow its transaction volumes. QTC continued to work with agencies to increase cost saving opportunities through dual currency pricing for the procurement of goods sourced from offshore.

In addition, this year QTC enhanced its FX online platform with new functionality that allows QTC clients to manage their foreign rate risk online with FX Forward contracts that are executed via QTC’s FX Dealing Desk. The management of these contracts online allows clients to draw down on their FX Forwards to facilitate foreign currency payments electronically, streamlining their payment processes. QTC does not retain any FX exposure as a result of FX activities.

Economic research

QTC provided clients with a variety of economic publications, including a Weekly and Monthly Economic Review, and published research articles on the demand-supply imbalance, inflation, the possible path for the RBA’s cash rate, as well as the potential for recession risks in the US.

$9.6 billion in funds under management in QTC’s Cash Fund Finance education courses provided to more than 2,900 participants

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

Enhancing financial capability in Queensland’s public sector

QTC provides education services to enhance financial decision-making and support effective engagement with its clients. Since 2017, the QTC Education Program collaborates with the University of Queensland (UQ) to facilitate the design and delivery of specialised content to public sector employees across the State. In 2021–22, the QTC Education Program delivered financial workshops to more than 2,900 participants through a combination of workshops, webinars, and masterclass sessions.

Key outcomes were achieved through delivering custom training programs to several Hospital and Health Services, the Department of State Development, Infrastructure, Local Government, and Planning (DSDILGP), and the Department of Health over the course of the past twelve months. Additionally, the QTC Education Program reached a wide range of public sector employees in a variety of different financial literacy topics.

The QTC webinar series continues to provide new and returning learners complimentary experiences to expand their understanding of financial management concepts. In the past twelve months, the QTC Education Program has seen record return rates with learners continuing to access the webinar content live and on-demand.

The QTC Education Program collaboration has been extended for another three years. This program aims to improve its educational offerings by revising the content and introducing a new dispersed learning model that will provide learners multiple touchpoints with educators throughout their development journey. Additionally, the education program will endeavour to increase learning opportunities through maximising regional travel opportunities; providing multiple packaged training events to regional, rural, and remote areas.

Loans to clients

	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 22 A$000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 21 A$000

General Government*	44 146 056	49 276 839

Energy	25 791 568	27 140 983

Water	12 785 013	14 915 274

Local governments	6 192 908	6 883 658

Transport	4 804 668	5 257 510

Education	624 475	878 616

Other	237 560	258 349

Total	94 582 248	104 611 229

* General Government includes Queensland Treasury and Arts Queensland.
* The large decrease in Market Value has been driven by market yields.

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

ACHIEVING ORGANISATIONAL EXCELLENCE

QTC’s performance in 2021–22, and its ability to manage ongoing disruption from COVID-19 and external market forces, was underpinned by its operational excellence, risk management, high performance workforce, and culture. QTC is committed to maintaining high organisational standards to enable an environment where corporate goals can be achieved, and organisational risks are actively monitored and managed.

Operational excellence

Throughout the year, QTC has continued its ongoing focus on continuous improvement of its organisational capability through system enhancements, data governance, and the supplier ecosystem. These improvements have optimised the foundation of how QTC’s core funding and advisory functions are delivered and provide the platform for our organisation to maximise the delivery of value to the State.

In response to COVID-19, QTC has enhanced its readiness for business disruption, moving from a dedicated disaster recovery site to a more practical facility that can also be used as a project office when required. The new site was leveraged during the lockdown period in 2021 to enact a separated core business team at the height of the pandemic response in Queensland. QTC also continued to enhance its virtual capabilities and led key engagements using virtual channels with investors, clients and employees.

Technology, system and process enhancements

In the year under review, QTC settled $354.3 billion in transaction volume, with no cost of errors and implemented a number of initiatives to automate process, simplify reporting and improve data quality.

QTC renewed its contract with its primary information technology service provider with a commercial agreement for core IT services for a further three years.

QTC performed three updates to its core finance system and implemented a new reporting process to report on QTC’s payment times to small businesses, in-line with the requirements of the Payment Times Reporting Act 2020.

QTC enhanced its client transaction portal, allowing faster and improved access for clients to their data and reports. In addition, client reporting improvements have enabled increased flexibility for clients to generate loan statements and streamline monthly reporting processes.

Data governance

Following the review of QTC’s Enterprise Data Strategy, QTC developed a roadmap to realise its target state data architecture through a Strategic Data Program. Detailed program planning is underway, with consideration of resourcing and capability requirements, and a cost versus benefit analysis.

In 2021–22, QTC implemented new frameworks to guide the governance of its evolving systems and data platforms. This included a data governance solution to help manage and govern data locations and a new governance framework for the use of the Microsoft Power Platform.

Corporate risk management and efficiency

QTC continues to cultivate a healthy risk environment, with a proactive approach to identifying and mitigating risks within enterprise-wide risk management. This includes developing a risk appetite statement that establishes clear boundaries within which QTC’s material risks are managed. The framework incorporates key internal controls, and through periodic attestation by control owners, assurance is given to management and the Board that these controls are operating effectively. Throughout 2021–22, QTC managed its portfolio market risk exposures, including interest rate, foreign exchange and counterparty risk, within its Board-approved risk management framework. QTC continues to hold a portfolio of diverse, liquid financial securities to meet the State’s liquidity requirements, consistent with policy requirements.

The outcome of the 2021–22 internal audit program was positive with 13 internal audits conducted and completed successfully, with ratings demonstrating a well-controlled environment.

QTC manages its operational cyber risk through continual improvement and the coordination of four key elements: people, process, technology, and threat monitoring. This year, QTC enhanced its cyber security awareness program and training, and conducted workshops to identify opportunities to improve its resilience in a threat environment that is becoming increasingly sophisticated. A range of activities to assess and test its defences were undertaken, and infrastructure upgrades were also implemented in the period to improve detection and protection capabilities.

The benefits of QTC’s new Enterprise Design Committee (established in 2020–21) were realised in 2021–22 and resulted in improved prioritisation of organisational initiatives, and efficiencies for their implementation. The committee’s key objectives are to ensure a current state view of QTC’s Enterprise Architecture is maintained and to approve and prioritise change initiatives impacting people, technology, data and information and process. Change initiatives undertaken during the past year predominantly related to the maintenance and enhancement of QTC’s technology and data environments.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

QTC prides itself on its high standards of integrity and ethics and has a comprehensive compliance training program designed to ensure QTC staff are risk aware and understand their obligations. In addition to mandatory online compliance training, QTC staff also participated in face-to-face conduct training that provided guidance on ethical matters and expected conduct, including market conduct. The training also highlighted the importance of speaking up and protections available to staff under the Public Interest Disclosure Act 2010 (Qld).

QTC employees also completed an ongoing program of mandatory compliance training with an emphasis on code of conduct, workplace health and safety, financial crime awareness, and privacy. Annual targeted and tailored training is completed by all employees to ensure they are continuously informed of their compliance obligations.

High-performance workforce

QTC’s talent, engagement and development practices continue to support a high-performance workforce.

QTC competes in the global financial industry to attract and retain its high calibre employees. Under the Queensland Treasury Corporation Act 1988, QTC employees are hired on individual contracts, with employment practices aligned to the financial markets in which it operates.

QTC’s remuneration framework is a key driver of attracting and retaining our high-performing employees and enabling our culture. Employees’ total compensation packages are comprised of fixed and variable remuneration elements (with entitlement to the variable component based on eligibility). Total compensation is benchmarked against remuneration data from the Financial Institutions Remuneration Group Inc (FIRG), which provides salary survey data for the Australian finance industry. QTC’s variable remuneration element of total compensation provides an opportunity for an annual short-term incentive for eligible employees, designed to ensure market competitiveness and reward outstanding organisational and individual performance. The QTC Board approves the entitlement to, and the quantum of, the annual review of fixed remuneration and variable short-term incentives.

The Board regularly reviews QTC’s remuneration framework to ensure that it aligns to the financial services market and meets its strategic priorities. This year was the first year following an independent review of the framework with key changes implemented to the mix of fixed and variable remuneration, short-term incentive (STI) percentage targets, and simplified STI elements to ensure that remuneration elements continued to align to the market.

The current employment market has been influenced by the impacts of COVID-19 and the strength in the broader economy. In 2021–22, QTC has experienced a higher turnover rate and has implemented a variety of retention and engagement strategies to combat these challenges and minimise workforce and culture risk.

QTC continued its professional development strategy, offering employees opportunities for individual growth and career development aligned to the capabilities required to meet future business objectives. To deliver on this strategy and strengthen organisational capability, QTC has continued to focus on leadership, talent and professional development.

QTC values employee feedback and regularly initiates ‘listening’ channels. In September 2021, QTC conducted a Mercer Culture Survey with results demonstrating strong cultural alignment and engagement. Opportunities for continual improvement were also identified, which has provided valuable data to inform QTC’s future people strategies and initiatives.

In the year under review, there have been multiple ways of working, with all non-critical employees working off-site during lockdowns, and then able to access flexibility to work from home or in the office as circumstances required. QTC has actively managed in-office COVID-19 cases and activated ongoing employee communication initiatives to ensure staff health and business continuity.

In 2021–22, key people initiatives included:

∎	aligning employees with strategic initiatives and providing further clarity on the organisation’s purpose through a range of staff forums and workshops

∎	continuing strategic workforce planning to align to our organisational vision and strategy, while incorporating the consideration of the future of work, digital transformation, and impacts of automation

∎	introducing performance indicators aligned to QTC’s cultural pillars and ‘how’ employees deliver performance outcomes

∎	enhancing employee benefits and the options available for employees to manage their work and life responsibilities

∎	focusing on leadership development and leadership excellence, including a senior leaders’ development program and a leading-self program

∎	delivering development programs with a focus on individual development and resilience, encouraging a risk aware culture, and team culture and effectiveness

∎	providing on-demand professional development resources via our learning platforms

∎	providing employees with project opportunities embedded within client organisations

∎	driving active talent management and succession planning programs, and

∎	continuing the Chief Executive Awards recognition program—aligned to QTC’s values.

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

Organisational culture

In 2021–22, QTC continued to embed and elevate its culture strategy based on the three cultural pillars of clarity, candour, and connection. The strategy is focused on ensuring the alignment of focus and purpose, direct and healthy challenge, and increased collaboration. QTC continues to cultivate a risk culture that ensures issues and risks in the business environment are anticipated and any impacts for QTC and stakeholders are managed effectively. This has been further strengthened by a focus on candour as part of QTC’s cultural development strategy.

For the third consecutive year, QTC was recognised as one of Australia’s best places to work, receiving the ‘2022 5-Star Employer of Choice’ award from Human Resources Director (HRD). In winning this award, HRD acknowledged QTC’s exceptional leadership, employee benefits, professional development programs and culture.

Diversity and wellbeing

QTC’s Inclusion and Diversity Strategy recognises that diversity of perspective and experience improves performance, manages risk, and enhances decision making. In 2021–22, under the strategy’s priority streams of gender and inclusion, QTC:

∎  continued its partnership with Stepping Stone, supporting people living with mental illness

∎  continued its partnership with the Australian Network on Disability, as part of QTC’s intern program

∎  continued its range of mental and physical health programs to support employee wellbeing

∎  supported flexible and adaptive working, by offering a range of working arrangements to enable business outcomes and remain responsive and agile

∎  raised awareness for inclusivity and diversity by supporting a number of initiatives, including a walking tour visiting significant cultural sites in Brisbane City during National Reconciliation Week

∎  elevated employees understanding of the benefits of an inclusive working environment, and the neuroscience of inclusion, to highlight the importance inclusion at work

∎  embraced community giving by continuing our support of FareShare with QTC employees helping to prepare free and nutritious meals for people in need, and

∎  initiated new outreach with secondary school students to provide information about the Banking and Finance Industry, to encourage gender equal interest in STEM subjects and future careers in the industry.

QTC wins HRD’s ‘2022 5-Star Employer of Choice’

For the third consecutive year, QTC was recognised as one of Australia’s best places to work, receiving the ‘2022 5-Star Employer of Choice’ award from Human Resources Director (HRD) as an employer that provides outstanding initiatives for career growth with learning and development opportunities, recognition programs and an all-encompassing, constructive culture.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

ENVIRONMENTAL, SOCIAL AND

GOVERNANCE COMMITMENT

In 2021–22, QTC worked closely with its stakeholders to deliver key Environmental, Social and Governance (ESG) initiatives, including:

∎	providing institutional investors with green investment opportunities

∎	supporting the Queensland Government to deliver initiatives that support ESG outcomes for Queensland

∎	ESG reporting of QTC’s Capital Guaranteed Cash Fund (the Cash Fund), and

∎	providing organisational contributions that benefit the community.

Supporting the development of the inaugural Queensland Sustainability Report 2021

QTC collaborated with the Queensland Government on the development of the inaugural Queensland Sustainability Report 2021. The report contains information about the State’s ESG commitments and outcomes. It provides information on identified ESG focus areas, the policies supporting the management of those focus areas and relevant reporting data, and public non-financial data for a broader range of relevant ESG factors.

Supporting ESG outcomes for Queensland

QTC supported Queensland Treasury and other agencies with projects to enhance environmental outcomes for the State, including working on behalf of South-East Queensland’s councils to develop the SEQ Waste Management Plan, and assisting the Queensland Government with market modelling and research to support its energy policy commitments.

QTC has also worked closely with its clients on initiatives that support social outcomes for the State, including projects to support the Government and industries through COVID-19, significant outcomes to improve health services, and building solutions for children’s social services and regional local governments.

QTC has continued to support the financial governance of the State by providing accounting and administration services to the Queensland Treasury Holdings Group and the State Investment Operations Board in its oversight of the Land Restoration Fund and the State’s Long-Term Assets.

Expanding QTC’s Green Bond issuance

QTC Green Bonds support Queensland’s pathway to climate resilience and an environmentally sustainable economy. In September 2021, QTC issued $3.0 billion of a new 1.50% 2 March 2032 Green Bond. This was the fourth and longest tenor Green Bond for QTC, further diversifying funding alternatives and continuing to build QTC’s Green Bond curve. QTC received recognition for its 2032 Green Bond in the 2021 FinanceAsia Deal Achievement Awards in Australia and New Zealand for the Best Local Bond Deal and Best Sustainable Finance Deal for a Financial Institution.

QTC is currently the largest Australian semi-government, Climate Bonds Initiative (CBI) Certified, Green Bond issuer with $6.98 billion on issue as at 30 June 2022.

Helping to manage Queensland’s emissions

To support the Department of Environment and Science (DES) with the administration of the Land Restoration Fund (LRF), QTC acts as the Trustee and is responsible for the transaction processes and management reporting for the LRF. In 2021–22, QTC provided support in relation to the LRF $35.0 million investment to launch the Queensland Natural Capital Fund.

ESG reporting for QTC’s Capital Guaranteed Cash Fund

In 2021–22 QTC reported on the Cash Fund’s ESG profile, using the globally recognised ESG reporting provider Morgan Stanley Capital International (MSCI). The Cash Fund’s monthly ESG score is based on the weighted average ESG score of each of the Cash Fund’s bond investments. The Cash Fund’s ESG score is reported monthly in the Cash Fund client report.

Contributing to our community

In 2021–22, QTC contributed at an organisational, team and individual level to a number of social and community initiatives. QTC employees can access one day of paid leave each year to volunteer with its recognised charity.

QTC continued its partnership with Stepping Stone and the Australian Network on Disability, and supported a range of diversity and inclusion initiatives, including National Reconciliation Week during NAIDOC Week, RUOK Day, Harmony Day and International Women’s Day.

QTC employees volunteered at FareShare and raised money for the Wesley Mission through the Red Bag Appeal.

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

CORPORATE GOVERNANCE

QTC is committed to maintaining high standards of corporate governance to support its strong market reputation, ensure that organisational goals are met, and manage and monitor risks. QTC’s corporate governance practices are continually reviewed and updated in line with industry guidelines and standards.

QTC and its Boards

QTC was established by the Queensland Treasury Corporation Act 1988 (the QTC Act) as a corporation sole (ie, a corporation that consists solely of a nominated office holder). The Under Treasurer of Queensland is QTC’s nominated office holder and has delegated QTC’s powers to its two Boards:

∎	the Queensland Treasury Corporation Capital Markets Board (the Board), which was established in 1991 and manages all of QTC’s operations except those relating to certain superannuation and other long-term assets, and

∎	the State Investment Advisory Board, which was established in July 2008 to manage the State’s long-term assets.

QTC Capital Markets Board

The Under Treasurer, as QTC’s corporation sole, and the QTC Capital Markets Board have agreed the terms and administrative arrangements for the exercise of the powers that the corporation sole has delegated to the Board.

The Board operates in accordance with its charter, which sets out its commitment to various corporate governance principles and standards, its roles and responsibilities (based on its delegated powers), and the conduct of meetings. The charter provides that the role and functions of the Board are to:

∎	lead and oversee QTC

∎	approve the strategic direction and significant strategic initiatives of QTC

∎	approve Board-owned policies and charters

∎	oversee organisational culture, values, behaviours and risk

∎	ensure compliance with relevant legal, tax and regulatory obligations

∎	approve the annual financial statements and the annual report
∎	approve the annual administration budget and the total full-time equivalent complement

∎	approve major contracts and agreements

∎	approve the Corporate Plan, including the corporate performance measures

∎	approve the annual assessment of corporate performance

∎	approve the Remuneration Framework, the remuneration pool and short-term incentive targets

∎	approve the appointment/reappointment/dismissal of the Chief Executive and assess the Chief Executive’s performance against annual performance objectives

∎	approve the appointment of the internal audit partner and oversee the annual Internal Audit Plan

∎	oversee the external audit program, and

∎	evaluate Board and Board committee performance.

The Board typically holds nine meetings each year and may, whenever necessary, hold additional meetings.

Board appointments

The Board comprises members who are appointed by the Governor-in-Council, pursuant to section 10(2) of the QTC Act. Consideration is given to each Board member’s qualifications, experience, skills, strategic ability and commitment to contribute to QTC’s performance and achievement of its corporate objectives. QTC’s Board is constituted entirely of non-executive directors.

Conflict of interest

Board members are required to monitor and disclose any actual or potential conflicts of interest. Unless the Board determines otherwise, a conflicted Board member may not receive any Board papers, attend any meetings or take part in any decisions relating to declared interests.

Performance and remuneration

To ensure continuous improvement and to enhance overall effectiveness, the Board conducts an annual assessment of its performance. Board members’ remuneration is determined by the Governor-in-Council (details are disclosed in QTC’s financial statements).

UNDER TREASURER QTC CAPITAL MARKETS BOARD STATE INVESTMENT ADVISORY BOARD QTC EXECUTIVE LEADERSHIP TEAM

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

Board committees

The Board has established three committees, each with its own charter, to assist it in overseeing and governing various QTC activities. The complete roles and responsibilities of each committee are outlined in the charters available on the QTC website.

Funding and Markets Committee

The Funding and Markets Committee is a decision-making and advisory body responsible for overseeing and assisting the Board with:

∎	funding and markets-related key policies and compliance with relevant legislation

∎	the alignment of funding and markets activities with QTC’s policies and risk appetite

∎	QTC’s risk appetite, risk tolerance and risk mitigation strategies for funding and markets activities

∎	assessing QTC’s ability to access suitable funding markets to meet the State’s borrowing requirements and maintain appropriate levels of liquidity

∎	liquidity pool performance, and

∎	Cash Fund and Asset Liability Management Portfolio performance.

The Funding and Markets Committee must have at least three members and meet at least four times a year.

Human Resources Committee

The Human Resources Committee is a decision-making and advisory body responsible for overseeing and assisting the Board with:

∎	human resources-related key policies and compliance with relevant legislation

∎	the framework for remuneration and performance reviews

∎	the integrity and consistency of QTC’s corporate culture
∎	succession planning for the executive leadership team, executive development and talent pipeline risks

∎	strategic workforce planning and operational resource planning, and

∎	people material risks.

The Human Resources Committee must have at least three members and meet at least three times a year.

Risk and Audit Committee

The Risk and Audit Committee is a decision-making and advisory body responsible for overseeing and assisting the Board with:

∎	the appropriateness and effectiveness of QTC’s enterprise-wide risk management system (including the enterprise-wide risk management framework, the risk appetite statement, and risk management strategies and policies) and the internal control framework

∎	risk and risk management, including carriage of the risks attributed to the Risk and Audit Committee

∎	the effectiveness of internal control processes

∎	the integrity of the financial statements and associated year-end and interim processes, and

∎	the adequacy and effectiveness of audit activities.

The Risk and Audit Committee must have at least three members and meet at least four times a year.

During the year, the Risk and Audit Committee recommended the adoption of annual financial statements, reviewed external and internal audit reports and the progress in implementing the recommendations from those reports, approved QTC’s Internal Audit Plan and reviewed the Queensland Audit Office’s External Audit Plan.

Meetings held

	BOARD		FUNDING AND MARKETS COMMITTEE		HUMAN RESOURCES COMMITTEE		AUDIT COMMITTEE RISK AND

ORDINARY MEETINGS HELD	9		4		4		5
	ATTENDED	ELIGIBLE TO ATTEND	ATTENDED	ELIGIBLE TO ATTEND	ATTENDED	ELIGIBLE TO ATTEND	ATTENDED	ELIGIBLE TO ATTEND

Gerard Bradley[1] – Chair	9	9	4	4	4	4	1	1

Leon Allen[2]	8	9	3	4	-	-	-	-

Neville Ide[3]	9	9	4	4	-	-	5	5

Anne Parkin	7	9	-	-	3	4	5	5

Karen Smith-Pomeroy	9	9	-	-	4	4	5	5

Jim Stening	8	9	4	4	-	-	-	-

Rosemary Vilgan	9	9	-	-	4	4	-	-

[1]	Gerard Bradley retired from the QTC Board, effective 30 June 2022. Damien Frawley was appointed as the QTC Board Chair from 1 July 2022.

[2]	Leon Allen’s appointment is an ex officio appointment within Queensland Treasury.

[3]	Neville Ide was reappointed from 1 October 2021 to 30 September 2025.

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

                                  QTC’S CAPITAL MARKETS BOARD

                                                                as at 30 June 2022

GERARD BRADLEY AO BCOM, DIPADVACC, FCA, FCPA, FAICD, FIML	Prior to his appointment as the Chair of QTC’s Board, Mr Bradley was the Under Treasurer and Under Secretary of the Queensland Treasury Department, a position he held from 1998 to 2012. He was also a QTC Board member from 2000–2007.

Chair Appointed 10 May 2012. Tenure to 30 June 2022. Board Committees ∎ Member, Human Resources Committee ∎ Member, Funding and Markets Committee

Mr Bradley has extensive experience in public sector finance gained in both the Queensland and South Australian treasury departments. He was Under Treasurer of the South Australian Department of Treasury and Finance from 1996 to 1998, and of Queensland’s Treasury Department from 1995 to 1996. Mr Bradley held various positions in Queensland Treasury from 1976 to 1995, with responsibility for the preparation and management of the State Budget and the fiscal and economic development of Queensland.

He is currently a Non-Executive Director of Star Entertainment Group Ltd, Pinnacle Investment Management Group Limited and the Winston Churchill Memorial Trust, a Member of the Queensland regional selection committee for Churchill fellowships, and a Director of the Pinnacle Charitable Foundation.

LEON ALLEN BA (HUM), GRAD DIP PUBLIC POLICY, MAICD Appointed 16 July 2020. Tenure to 30 June 2023. Board Committees ∎ Member, Funding and Markets Committee

Leon Allen was appointed Under Treasurer of Queensland Treasury in September 2021, having joined the Department as Deputy Under Treasurer in May 2020, with responsibility for economic, fiscal and commercial policy.

Mr Allen’s appointment came after 13 years with the Institutional Banking and Markets division of the Commonwealth Bank of Australia where he held senior leadership positions both domestically and internationally.

Mr Allen’s career also includes periods with the Australian Government’s Department of Finance, Queensland Treasury and Ergon Energy. In addition to his role on the QTC Capital Markets Board, Mr Allen is a member of the State Investment Advisory Board.

NEVILLE IDE BBUS (ACCTG), MCOMM (ACCTG AND FIN), FCPA, FAICD Appointed 1 October 2018. Tenure to 30 September 2025.

Neville Ide has more than 40 years’ experience in finance and treasury management having held executive roles in the government, finance and banking sectors, including Queensland Treasury Corporation for 12 years and as Group Treasurer at Suncorp Metway Limited.

Mr Ide’s industry knowledge and experience covers banking, insurance, infrastructure and corporate treasury management, including debt and equity capital markets, balance sheet structuring and financial risk management.

Board Committees ∎ Member, Risk and Audit Committee ∎ Member, Funding and Markets Committee	Mr Ide has served as a Non-Executive Director on several public and private company boards since 2006, including appointments to Queensland Motorways Limited, RACQ Insurance, RACQ Bank, Retech Technology Limited, SunWater Limited, and as a previous QTC Board member. He is currently a Director of QBANK.

ANNE PARKIN B SCIENCE (HONS), DIP ED, GRAD DIP SEC, MBA, MAICD, F FIN Appointed 1 July 2016. Tenure to 30 September 2022.

Anne Parkin has more than 25 years’ international management and board level experience across Asia-Pacific banking and financial services.

Ms Parkin has held diverse leadership roles in domestic and global broking and banking, superannuation administration, retail management and education in both the public and private sectors. At an executive level, she has experience operating in highly regulated businesses including banking with Credit Suisse and UBS, and in Australian superannuation.

Board Committees ∎ Member, Risk and Audit Committee ∎ Member, Human Resources Committee	Ms Parkin is currently the Chair of an SME in the energy sector. She is the former Chair of a start-up company and a former Non-Executive Director of both Credit Suisse Securities Malaysia and Credit Suisse Securities Philippines. Ms Parkin was also the Executive Director of the Hong Kong Control Committee, responsible for oversight of operational risk for Credit Suisse Hong Kong and its affiliates, and the executive in charge of operational matters with local regulators, including the Hong Kong Monetary Authority and Hong Kong Securities and Futures Commission.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

KAREN SMITH-POMEROY ADIP (ACCOUNTING), GAICD, FIPA, SF FIN Appointed 9 July 2015. Tenure to 30 September 2022. Board Committees ∎ Chair, Risk and Audit Committee ∎ Member, Human Resources Committee

Karen Smith-Pomeroy is an experienced financial services senior executive with a specialty in risk and governance.

Ms Smith-Pomeroy held senior executive roles with Suncorp Group Limited from 1997 to 2014, including Chief Risk Officer Suncorp Bank from 2009 to 2013, and Executive Director, Suncorp Group subsidiary entities from 2009 to 2014. She has also held non-executive roles on a number of Government and commercial boards and committees including CS Energy Limited and Tarong Energy Corporation Limited.

Ms Smith-Pomeroy is currently Chair of National Affordable Housing Consortium Limited and the Regional Investment Corporation, and a Non-Executive Director of Stanwell Corporation Limited and Kina Securities Limited. She is also an Independent Chair of the Audit and Risk Committee of South Bank Corporation and an Independent Audit Committee member of the Department of State Development, Infrastructure, Local Government and Planning.

JIM STENING DIP FIN SERV, FAICD Appointed 13 November 2014. Tenure to 30 June 2023. Board Committees ∎ Chair, Funding and Markets Committee

Jim Stening has more than 30 years’ experience in financial markets in the fixed income asset class, including hands-on trading and investing in Australian and global capital markets.

Mr Stening has extensive experience in debt markets, business development, executive management and corporate governance across a diverse range of economic cycles. He has held senior roles at NAB, Merrill Lynch and Banco Santander.

Mr Stening is the founder and Managing Director of FIIG Securities Limited, Australia’s largest specialist fixed-income firm and a Non-Executive Director of related companies, and a Fellow of the Australian Institute of Company Directors.

ROSEMARY VILGAN BBUS, DIP SUPN MGT, FAICD, FASFA Appointed 1 October 2020. Tenure to 30 September 2023. Board Committees ∎ Chair, Human Resources Committee

Rosemary Vilgan is an experienced Non-Executive Director, with expertise in financial services and business leadership and transformation. She was the Chief Executive of QSuper, a global financial services business with $90.0 billion in accounts, from 1998 until 2015.

Ms Vilgan is currently the Chairperson of the Commonwealth Bank Group Staff Superannuation Fund, a Member of the Board of the Guardians of New Zealand Superannuation and a Member of the Cambooya Investment Committee. Her former roles include Chairperson of the Federal Government’s Safety, Rehabilitation and Compensation Commission, a member of the Board of the Children’s Hospital Foundation (Qld) and a Queensland Council member of AICD. She is a former Councillor, Deputy Chancellor and Chairperson of the Audit and Risk Committee at Queensland University of Technology (QUT), and a former director and Chair of the Board of the Association of Superannuation Funds of Australia (ASFA).

In 2013, Ms Vilgan was named the Telstra Australian Businesswoman of the Year. She holds qualifications in business and superannuation and is a Fellow of both AICD and ASFA and a Member of Chief Executive Women.

New Chair appointed 1 July 2022

DAMIEN FRAWLEY Chair Appointed 1 July 2022. Tenure to 30 June 2025. Board Committees ∎ Member, Funding and Markets Committee ∎ Member, Human Resources Committee

Damien Frawley was appointed Chair of the QTC Capital Markets Board on 1 July 2022, following the retirement of Gerard Bradley AO.

Mr Frawley has more than 35 years’ experience in the financial services sector, both domestically and internationally. From 2012 to 2022, he was the Chief Executive of Queensland Investment Corporation (QIC), responsible for more than $88.0 billion in assets under management for a range of government, domestic and global institutional investors.

Prior to QIC, Mr Frawley was Blackrock’s Australian Managing Director and Chief Executive Officer from 2010 to 2012, after joining as their Head of Institutional and Retail in 2007. He also held senior roles at Merrill Lynch Investment Management, Barclays Global Investors and Citibank.

Mr Frawley is also the Independent Chair of Hostplus, a Non-Executive Director of Mirvac Group, an Alternate Director of The North Australian Pastoral Company Pty Ltd, a Director and the Chair of AMPS Agribusiness Limited, and a Director of Blue Sky Beef.

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

QTC Executive Leadership Team

The responsibility for the day-to-day operation and administration of QTC is delegated by the Board to the Chief Executive and the Executive Leadership Team. The Chief Executive is appointed by the Board and executives are appointed by the Chief Executive. Executive Leadership Team appointments are made on the basis of qualifications, experience, skills, strategic ability, and commitment to contribute to QTC’s performance and achievement of its corporate objectives.

QTC’s Executive Leadership Team as

at 30 June 2022

Philip Noble	Chief Executive

Grant Bush	Deputy Chief Executive and Managing Director, Funding and Markets

Mark Girard	Managing Director, Clients

Rupert Haywood	Managing Director, Corporate Services and Chief Risk Officer

Jane Keating	Managing Director, Finance, Data and Compliance

Internal audit

The Financial and Performance Management Standard 2019 (Qld) (Standard) governs the operation of QTC’s internal audit function. QTC outsourced its independent internal audit function to EY for the 2020–21 financial year. Internal audit reports to the Risk and Audit Committee and is conducted under an Internal Audit Policy, consistent with the relevant audit and ethical standards. The role of internal audit is to support QTC’s corporate governance framework by providing the Board (through the Risk and Audit Committee) with:

∎	assurance that QTC has effective, efficient and economical internal controls in place to support the achievement of its objectives, including the management of risk, and

∎	advice with respect to QTC’s internal controls and business processes.

Internal audit is responsible for:

∎	developing an annual audit plan, based on the assessment of financial and business risks aligned with QTC’s strategic goals and objectives, as well as material risks, and approved by the Risk and Audit Committee

∎	providing regular audit reports and periodic program management reports to the management team and the Risk and Audit Committee, and

∎	working constructively with QTC’s management team to challenge and improve established and proposed practices and to put forward ideas for process improvement.

In the year under review, EY completed its internal audits in accordance with the approved annual audit plan.

External audit

In accordance with the provisions of the Auditor-General Act 2009, the Queensland Audit Office is the external auditor for QTC. The Queensland Audit Office has the responsibility for providing Queensland’s Parliament with assurances as to the adequacy of QTC’s discharge of its financial and administrative obligations.

All audit recommendations raised by the Queensland Audit Office that were due during the reporting period were addressed.

State Investment Advisory Board

The State Investment Advisory Board (SIAB) was established in 2008 as an advisory Board of Queensland Treasury Corporation under section 10 of the QTC Act. SIAB was established to manage long-term assets for the State by a board independent of QTC’s capital markets operations. The long-term assets have no impact on QTC’s capital markets operations and there is no cash flow affect for QTC.

In 2021–22, with power delegated from QTC, the SIAB was responsible for:

∎	providing governance oversight of the financial assets set aside by the Queensland Government to meet future employee liabilities and other long-term obligations of the State

∎	providing governance oversight of the financial assets set aside to support long term initiatives of the Queensland Government

∎	providing investment governance assistance in connection with the Financial Provisioning Fund established under the Mineral and Energy Resources (Financial Provisioning) Act 2018 and the National Injury Insurance Scheme Fund, Queensland.

The SIAB members are appointed by the Governor-in-Council, pursuant to section 10(2) of the QTC Act. Remuneration for the SIAB members is determined by the Governor-in-Council. In 2021–22, the members of the SIAB were:

	POSITION	ATTENDED	ELIGIBLE TO ATTEND

Board meetings held: 4

Leon Allen[1], Acting Under Treasurer	Chair	3	4

William Ryan[2], Queensland Treasury	Member	3	4

Philip Graham, External member	Member	4	4

Tony Hawkins, External member	Member	4	4

Maria Wilton, External member	Member	4	4

1 The Chair of SIAB is an ex officio role. Leon Allen’s term ended on 30 June 2022 and Mr Allen was reappointed from 7 July 2022 to 30 September 2025.

2 This position is an ex officio appointment within Queensland Treasury. William Ryan’s term ended on 30 June 2022 and Mr Ryan was reappointed from 7 July 2022 to 30 September 2025.

3 Philip Graham’s term ended on 30 June 2022 and Mr Graham was reappointed from 7 July 2022 to 30 September 2024.

4 Tony Hawkins’ term ended on 30 June 2022. Catherine Wood was appointed from 7 July 2022 to 30 September 2025.

5 Maria Wilton’s term ended on 30 June 2022 and Ms Wilton was reappointed from 7 July 2022 to 30 September 2024.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

SIAB Board Members

as at 30 June 2021

LEON ALLEN

BA (HUM), GRAD DIP PUBLIC POLICY, MAICD

Chairman Appointed 29 April 2021.

Tenure to 30 June 2025.

Leon Allen was appointed Under Treasurer of Queensland Treasury in September 2021. He joined as Deputy Under Treasurer, Queensland Treasury in May 2020 with responsibility for economic, fiscal and commercial policy.

Mr Allen’s appointment came after 13 years with the Institutional Banking and Markets division of the Commonwealth Bank of Australia where he held senior leadership positions both domestically and internationally.

Mr Allen’s career also includes periods with the Australian Government’s Department of Finance, Queensland Treasury and Ergon Energy. He is also a member of the QTC Capital Markets Board.

WILLIAM RYAN

BBUS (BANKING AND FIN), GRAD CERT POLICY ANALYSIS

Appointed 19 November 2020.

Tenure to 30 June 2025.

William Ryan is the Head of Fiscal, Queensland Treasury, with responsibilities for managing the State’s budget and balance sheet, and ensuring the long-term sustainability of Queensland’s fiscal position. He forms part of Queensland Treasury’s Senior Leadership Team and serves as a member of the Queensland Government Insurance Fund Governance Committee.

Prior to his current role, Mr Ryan held senior leadership roles in Queensland Treasury over a 20-year career. These roles have included developing investment programs, financial assurance modelling, infrastructure program and economic policy analysis.

PHILIP (PHIL) GRAHAM

BA (ECON, HONS), MCOM (FIN, HONS), CFA, GAICD

Appointed 4 July 2019.

Tenure to 30 June 2024.

Phil Graham has extensive experience in investment management, financial markets, and economic policy. He is an independent member of the Lonsec Asset Allocation Committee and a consultant to AustralianSuper.

Mr Graham was Senior Portfolio Strategist and Deputy Chief Investment Officer at Mercer from 2007–2018. He also held senior roles at QIC and Access Capital Advisors, and prior to this he worked for the Reserve Bank of Australia and the ANZ Banking Group.

Mr Graham is a past-President of the CFA Society of Melbourne and was the Presidents Council Representative for the CFA Asia Pacific North and Oceania region in 2015–2019. He currently serves on the CFA Disciplinary Review Committee.

TONY HAWKINS AM

B COMM, DIP OF FIN MGT, FCPA, GAICD

Appointed 4 July 2019.

Tenure to 30 June 2022.

Tony Hawkins has more than 45 years’ experience in the insurance, financial services, mining, building and construction industries. He was the CEO of WorkCover Queensland from 1998–2016 and was responsible for a turnover of $1.5 billion.

Prior to this, Mr Hawkins held management positions at AXA Australia, National Mutual and Australian Casualty and Life.

Mr Hawkins is currently a Director at Lexon Insurance Pty Ltd and the Operations Manager at KA Hawkins Constructions Pty Ltd. He has previously held directorships at QSuper Limited and the Queensland Workplace Health and Safety Board.

MARIA WILTON AM

BEC, CFA, FAICD, FAIST

Appointed 4 July 2019.

Tenure to 30 June 2024.

Maria Wilton has more than 30 years’ experience in the financial services industry. Ms Wilton was Chair and Managing Director of Franklin Templeton Investments Australia from 2006–2018. She previously held roles with BT Financial Group, County Investment Management, JP Morgan Investment Management and Commonwealth Treasury.

Ms Wilton is a member of the Global Board of Governors of the Chartered Financial Analyst Institute and Vice Chair of Infrastructure Victoria. She is a Director of Post Super Ltd, Dexus Wholesale Property Fund, VFMC and the Confident Girls Foundation.

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

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QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

FINANCIAL STATEMENTS For the year ended 30 June 2022

Statement of comprehensive income	26

Balance sheet	27

Statement of changes in equity	28

Statement of cash flows	29

Notes to the Financial Statements	30

◾ Capital Markets Operations	34

◾ State Investment Operations	50

◾ State Investment Operations	51

Certificate of the Queensland Treasury Corporation	59

Independent Auditor’s report	60

Appendix A – Statutory and mandatory disclosures	66

Appendix B – Glossary	67

Appendix C – Compliance checklist	68

Appendix D – Contacts	69

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

Statement of comprehensive income

For the year ended 30 June 2022

	NOTE	2022 $000	RESTATED 2021 $000

CAPITAL MARKETS OPERATIONS

Net gain/(loss) on financial instruments at fair value through profit or loss

(Loss) on financial assets	3	(12 367 842)	(243 309)

Gain on financial liabilities	3	12 324 996	354 846

		(42 846)	111 537

Other income

Fee income		96 525	91 879

		96 525	91 879

Expenses

Administration expenses	4	(76 442)	(78 493)

Depreciation of right-of-use assets	14	(1 919)	(1 713)

		(78 361)	(80 206)

(Loss)/profit from Capital Markets Operations before income tax		(24 682)	123 210

Income tax expense	5	(11 552)	(8 065)

(Loss)/profit from Capital Markets Operations after income tax		(36 234)	115 145

STATE INVESTMENT OPERATIONS

Net return from investments

Net change in fair value of unit trusts		1 602 754	4 676 076

Net change in fair value of fixed rate notes		1 073 122	(2 653 028)

Interest on fixed rate notes		(2 446 413)	(1 864 990)

Management fees		(229 463)	(158 058)

Profit/(loss) from State Investment Operations		-	-

Total net (loss)/profit for the year after tax		(36 234)	115 145

Total comprehensive (loss)/income attributable to the owner		(36 234)	115 145

Total comprehensive (loss)/income derived from:

Capital Markets Operations		(36 234)	115 145

State Investment Operations		-	-

Total comprehensive (loss)/income		(36 234)	115 145

The accompanying notes form an integral part of these financial statements.

See Note 2(a) for details regarding the restatement as a result of a change in accounting policy.

Throughout these financial statements the Capital Markets Operations and the State Investment Operations have been disclosed separately to distinguish between QTC’s main central financing authority role and its additional responsibilities following the transfer of the State’s superannuation and other long term investment assets (refer Note 1).

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

Balance sheet

As at 30 June 2022

	NOTE	2022 $000	RESTATED 2021 $000

ASSETS – CAPITAL MARKETS OPERATIONS

Cash and cash equivalents	6	5 247 278	11 803 213

Receivables		6 448	7 262

Financial assets at fair value through profit or loss	7	28 529 672	14 958 589

Derivative financial assets	8	297 945	336 836

Onlendings	9	94 582 248	104 611 229

Property, plant and equipment	13	2 277	2 967

Right-of-use assets	14	7 026	8 278

Intangible assets		2 838	8 410

Deferred tax asset		3 944	4 893

		128 679 676	131 741 677

ASSETS - STATE INVESTMENT OPERATIONS

Financial assets at fair value through profit or loss	16	40 372 412	37 814 711

		40 372 412	37 814 711

Total Assets		169 052 088	169 556 388

LIABILITIES – CAPITAL MARKETS OPERATIONS

Payables		25 458	26 263

Derivative financial liabilities	8	300 604	238 187

Financial liabilities at fair value through profit or loss

- Interest-bearing liabilities	10(a)	119 347 440	122 755 935

- Deposits	10(b)	8 431 220	8 107 683

Lease liabilities	14	12 823	15 165

Other liabilities		6 727	6 806

		128 124 272	131 150 039

LIABILITIES – STATE INVESTMENT OPERATIONS

Financial liabilities at fair value through profit or loss	16	40 372 412	37 814 711

		40 372 412	37 814 711

Total Liabilities		168 496 684	168 964 750

NET ASSETS		555 404	591 638

EQUITY – CAPITAL MARKETS OPERATIONS

Retained surplus		555 404	591 638

		555 404	591 638

EQUITY – STATE INVESTMENT OPERATIONS*

Retained surplus		-	-

		-	-

Total Equity		555 404	591 638

The accompanying notes form an integral part of these financial statements.

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

Statement of changes in equity

For the year ended 30 June 2022

		CAPITAL MARKETS	STATE INVESTMENT
		OPERATIONS	OPERATIONS

		RETAINED	RETAINED	TOTAL
		SURPLUS	SURPLUS	EQUITY
	NOTE	$000	$000	$000

Balance at 1 July 2020		526 723	-	526 723

Net effect of change in accounting policy		(230)	-	(230)

Restated balance at 1 July 2020		526 493	-	526 493

Restated profit for the year		115 145	-	115 145

Transactions with owners in their capacity as owners:

Dividend provided for or paid	24	(50 000)	-	(50 000)

Restated balance at 30 June 2021		591 638	-	591 638

Balance at 1 July 2021		591 638	-	591 638

Loss for the year		(36 234)	-	(36 234)

Transactions with owners in their capacity as owners:

Dividend provided for or paid	24	-	-	-

Balance at 30 June 2022		555 404	-	555 404

The accompanying notes form an integral part of these financial statements.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

Statement of cash flows

For the year ended 30 June 2022

	NOTE	2022 $000	RESTATED 2021 $000

CAPITAL MARKETS OPERATIONS

Cash flows from operating activities

Interest received from onlendings		2 889 314	3 190 892

Interest received from investments and other sources		530 119	279 835

Fees received		95 051	93 390

Net GST		(294)	208

Interest paid on interest-bearing liabilities		(3 847 128)	(2 800 272)

Administration expenses paid		(74 713)	(72 280)

Interest paid on deposits		(55 913)	(64 617)

Income tax paid		(8 607)	(7 153)

Net cash (used in)/provided by operating activities	15(a)	(472 171)	620 003

Cash flows from investing activities

Proceeds from sale of investments		27 200 288	33 681 434

Payments for investments		(41 161 982)	(26 578 979)

Net client onlendings		(5 323 857)	(9 977 168)

Payment for intangibles		-	(83)

Payments for property, plant and equipment		(709)	(13)

Net cash used in investing activities		(19 286 260)	(2 874 809)

Cash flows from financing activities

Proceeds from interest-bearing liabilities		35 113 381	40 285 045

Repayment of interest-bearing liabilities		(22 233 304)	(27 908 582)

Net client deposits		322 419	(755 875)

Dividends paid		-	(50 000)

Net cash provided by financing activities	15(b)	13 202 496	11 570 588

Net (decrease)/increase in cash and cash equivalents held		(6 555 935)	9 315 782

Cash and cash equivalents at 1 July		11 803 213	2 487 431

Cash and cash equivalents at 30 June	6	5 247 278	11 803 213

The accompanying notes form an integral part of these financial statements.

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

For the year ended 30 June 2022

Contents

1	General information	30

2	Significant accounting policies and other explanatory information	31

Capital Markets Operations

3	Net (loss)/gain on financial instruments at fair value through profit or loss	34

4	Administration expenses	34

5	Income tax expense	35

6	Cash and cash equivalents	35

7	Financial assets at fair value through profit or loss	36

8	Derivative financial assets and derivative financial liabilities	36

9	Onlendings	37

10	Financial liabilities at fair value through profit or loss	37

11	Financial risk management	39

12	Fair value hierarchy	44

13	Property, plant and equipment	46

14	Right-of-use assets and lease liabilities	46

15	Notes to the statement of cash flows	47

State Investment Operations

16	Financial instruments at fair value through profit or loss	48

17	Financial risk management	51

18	Fair value hierarchy	52

Other information

19	Contingent liabilities	54

20	Related party transactions	54

21	Key management personnel	55

22	Auditor’s remuneration	58

23	Investments in companies	58

24	Dividends	58

25	Events subsequent to balance date	58

1	General information

Queensland Treasury Corporation (QTC) is the Queensland Government’s central financing authority. It also provides a range of financial services to State public sector entities, local governments and universities.

QTC is constituted under the Queensland Treasury Corporation Act 1988 (the Act), with the Under Treasurer designated as the Corporation Sole under section 5(2) of the Act. QTC is domiciled in Queensland, Australia, with its principal place of business being 111 Eagle Street, Brisbane, Queensland. QTC’s ultimate parent is the State of Queensland.

QTC’s business operations are made up of two segments, namely Capital Markets Operations and State Investment Operations (SIO).

Capital Markets Operations

The remit of Capital Markets Operations includes debt funding, cash management, financial risk management advisory and specialist public finance education.

These services are undertaken on a cost-recovery basis with QTC lending to its clients at an interest rate based on its cost of funds plus a loan administration fee to cover the cost of administering the loans. QTC passes on the returns of asset management to its clients and retains the unrealised gains/losses associated with credit spread movements on its balance sheet until the sale of the asset or its maturity. The gains/losses associated with QTC’s management of these loans is passed on annually to the State Consolidated Fund.

Capital Markets Operations also generates a net return from financial markets instruments held for capital and liquidity purposes.

In undertaking its capital markets activities, QTC maintains adequate capital to manage its risks having regard to its Capital Policy.

State Investment Operations

SIO consists of portfolios of assets that were transferred to QTC by the State Government.

The assets of this segment are held in unit trusts managed by QIC Limited (QIC) and overseen by the State Investment Advisory Board (SIAB). These assets are invested in two portfolios, the Long Term Assets (LTA) portfolio and the Queensland Future Fund (QFF) portfolio. Each portfolio has its own investment management agreement. In the case of the Long Term Assets portfolio, a number of sub portfolios exist.

Long	Term Assets Portfolio

The LTA portfolio consists of assets that were transferred to QTC by the State and invested in several sub-portfolios:

(a)	Endowment Portfolio

In 2008, the State transferred assets to fund the State’s superannuation and other long-term obligations and in April 2022, $2.5 billion in cash was transferred into the portfolio.

(b)	State Initiatives Portfolio

In June 2021, assets worth $2.0 billion were transferred to support a number of Government initiatives.

(c)	Government Holdings Portfolio

The State transferred $118.6 million in securities of strategic holdings in April 2022.

Queensland Future Fund

The QFF and its sub portfolio, the Debt Retirement Fund (DRF) were established as funds under the Queensland Future Fund Act 2020. The DRF was set up to support both the State’s credit rating and generate returns to reduce the State’s debt burden.

Withdrawals from the DRF are limited to amounts to reduce the State’s debt, and fees or expenses associated with administering the fund by the Queensland Future Fund Act 2020.

Fixed Rate Notes

A Fixed Rate Note (FRN) has been issued by QTC for each of the portfolios of SIO in return for the transfer of assets from the State.

The FRN issued to match the LTA portfolio has an interest rate of 6.5% per annum (2021: 6.5%) which accrues on the book value of the FRN and is for the benefit of the State’s Consolidated Fund.

The FRN issued in return for the initial transfer of assets to the QFF is for the benefit of Queensland Treasury. Interest at a rate of 6.5% per annum (2021: 6.5%) accrues on the book value of this FRN.

Recognising the direct relationship between the FRNs and the assets of SIO, any difference between the return paid by QTC on the FRNs and the return received by QTC on the invested assets is recognised in the financial statements annually as a market value adjustment to the value of the FRNs. Any market value adjustment does not impact QTC’s Capital Markets Operations or its ability to meet its obligations.

SIAB members include representatives from Queensland Treasury and external members with experience in investment management and governance. SIAB has been delegated all responsibility for overseeing SIO within a framework provided by the State Government. This includes determining an appropriate investment strategy, monitoring investment performance and the performance of the investment manager (QIC), and monitoring compliance with relevant internal controls, standards and legislation. The formulation of strategic asset allocation, performance and monitoring of SIO’s assets is therefore distinct from QTC’s Capital Markets Board and day-to-day Capital Markets Operations and is the responsibility of SIAB and its appointed investment manager (QIC).

Each year, QTC’s Capital Markets Board receives relevant information about the assets of SIO in order to prepare financial statements in accordance with Australian Accounting Standards and other prescribed requirements. QIC is responsible for assisting SIAB to provide this relevant information to the QTC Capital Markets Board.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

Notes to the Financial Statements

For the year ended 30 June 2022

2	Significant accounting policies and other explanatory information

The principal accounting policies adopted in the preparation of the financial report are set out below and in the relevant notes to the financial statements.

(a)	Basis of preparation

These general purpose financial statements for the year ended 30 June 2022 have been prepared in accordance with Australian Accounting Standards and Interpretations adopted by the Australian Accounting Standards Board (AASB), the Financial Accountability Act 2009, the Financial and Performance Management Standard 2019, and the Financial Reporting Requirements for Queensland Government Agencies (as applicable to statutory bodies) for reporting periods beginning on or after 1 July 2021.

Compliance with International Financial Reporting Standards

QTC’s financial statements comply with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board. QTC has elected to comply with the requirements of IFRS as if it is a for-profit entity.

Changes in accounting policy, disclosures, standards and interpretations

New accounting standards and interpretations

During the year, QTC revised its accounting policy in relation to upfront configuration and customisation costs incurred in implementing Software as a Service (SaaS) arrangements in response to the IFRS Interpretations Committee agenda decision clarifying its interpretation of how current accounting standards apply to these types of arrangements. This has resulted in QTC changing its accounting policy for the recognition of intangible assets.

The below section shows the restatement of each line of the historical financial information affected by this change in accounting policy.

	ACTUAL 2021 $000	CHANGE IN ACCOUNTING POLICY ADJUSTMENT $000	RESTATED 2021 $000

STATEMENT OF COMPREHENSIVE INCOME (EXTRACT)

Capital Markets Operations

Expenses

Administration expenses	(77 770)	(723)	(78 493)

Total Expenses	(79 483)	(723)	(80 206)

Income tax expense	(8 282)	217	(8 065)

Profit from capital Market Operations after income tax	115 651	(506)	115 145

BALANCE SHEET (EXTRACT)

Capital Markets Operations

Intangible assets	9 462	(1 052)	8 410

Total Assets	131 742 729	(1 052)	131 741 677

Payables	26 579	(316)	26 263

Total Liabilities	131 150 355	(316)	131 150 039

Net Assets	592 374	(736)	591 638

STATEMENT OF CHANGES IN EQUITY (EXTRACT)

Balance at 1 July 2020	526 723	(230)	526 493

Capital Markets Operations

Profit for the year	115 651	(506)	115 145

Balance as at 30 June 2021	592 374	(736)	591 638

STATEMENT OF CASH FLOWS (EXTRACT)

Cash flows from operating activities

Administration expenses paid	(71 654)	(626)	(72 280)

Net cash provided by operating activities	620 629	(626)	620 003

Cash flows from investing activities

Payment for intangibles	(709)	626	(83)

Net cash used in investing activities	(2 875 435)	626	(2 874 809)

Standards and interpretations not yet adopted

Certain new accounting standards and interpretations have been issued that are not mandatory for the current reporting period. The future adoption of Australian Accounting Standards and Interpretations issued but not yet effective are not expected to have a material impact on QTC’s financial statements, however they may result in minor changes to how information is currently disclosed.

Basis of measurement

These financial statements are prepared on the basis of fair value measurement of assets and liabilities except where otherwise stated. Fair value is the amount for which an asset could be exchanged, or liability settled between knowledgeable, willing parties in an arm’s length transaction.

Functional and presentation currency

These financial statements are presented in Australian dollars, which is QTC’s functional currency.

Classification of assets and liabilities

The balance sheet is presented on a liquidity basis. Assets and liabilities are presented in decreasing order of liquidity and are not distinguished between current and non-current.

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

For the year ended 30 June 2022

2	Significant accounting policies and other explanatory information continued

(b)	Foreign currency

Foreign currency transactions are initially translated into Australian dollars at the rate of exchange applying at the date of the transaction. At balance date, amounts payable to and by QTC in foreign currencies have been valued using current exchange rates after considering interest rates and accrued interest. Exchange gains/losses are brought to account in the statement of comprehensive income.

(c)	Collateral

QTC enters into a range of transactions with counterparties, which require the lodgement of collateral subject to agreed market thresholds. Where these thresholds are exceeded, QTC may be required to either pledge assets to, or be entitled to receive pledged assets from the counterparty to secure these transactions. The assets pledged or received are primarily in the form of cash.

(d)	Financial assets and liabilities

Financial assets on initial recognition are classified at fair value through profit or loss and include:

∎	cash and cash equivalents

∎	financial assets at fair value through profit or loss

∎	derivative financial instruments, and

∎	onlendings

Financial liabilities are measured at fair value through profit or loss and include:

∎	interest-bearing liabilities

∎	deposits, and

∎	fixed rate notes

Financial assets and liabilities are recognised on the balance sheet when QTC becomes party to the contractual provisions of the financial instrument, which is the settlement date of the transaction. A financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire or are transferred and no longer controlled by QTC.

A financial liability is derecognised when the obligation specified in the contract is discharged, cancelled or expires. Financial assets and liabilities are measured at fair value through profit or loss by reference to quoted market exit prices where available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models or other recognised valuation techniques.

QTC uses mid-market rates as the basis for establishing fair values of quoted financial instruments with offsetting risk positions. In general, the risk characteristics of funds borrowed, together with the financial derivatives used to manage interest rate and foreign currency risks, closely match those of funds on-lent. In all other cases, the bid-offer spread is applied where material.

Gains and losses on financial assets and liabilities at fair value through profit or loss are brought to account in the statement of comprehensive income.

(e)	Offsetting financial instruments

QTC offsets financial assets and liabilities where there is a legally enforceable right to set-off, and there is an intention to settle on a net basis or to realise the asset and settle the liability simultaneously (refer note 11(c)(iv)).

(f)	Repurchase agreements

Securities sold under agreements to repurchase at an agreed price are retained within the financial assets at fair value through profit or loss category while the obligation to repurchase is disclosed as a financial liability at fair value through profit or loss.

(g)	Fee income

Fee income includes:

∎	management fee income, which represents income earned from the management of QTC’s onlendings and deposits, and is recognised over time when the service has been provided in accordance with client mandates

∎	other fees, which are recognised in the period the services are provided to the extent that it is probable that the economic benefits will flow to QTC and can be measured reliably, and

∎	revenue on financial guarantees, which is recognised on an ongoing basis over the contract term. The probability of default on a financial guarantee is extremely low due to counter indemnities and therefore, revenue receivable is reflective of fair value.

(h)	Profits/losses

Unless otherwise determined by the Governor in Council, the Queensland Treasury Corporation Act 1988 requires that all profits shall accrue to the benefit of the State Consolidated Fund and all losses shall be the responsibility of the State Consolidated Fund. Return of profits to the State Consolidated Fund is made by way of dividends, which are provided for following approval by the Board after considering QTC’s capital requirements.

(i)	Receivables

Receivables are measured at amortised cost, which approximates their fair value at reporting date. Trade debtors are recognised at the amounts due at the time of sale or service delivery i.e. the agreed purchase/contract price. Other debtors generally arise from transactions outside the usual operating activities of the corporation and are recognised at their assessed values with terms and conditions similar to trade debtors.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

(j)	Intangible assets

Intangible assets are carried at cost less accumulated amortisation and accumulated impairment losses. Amortisation is recognised on a straight-line basis over their estimated useful lives, which is usually between three and seven years. The useful lives of these assets are reviewed at least at the end of each financial year, and any change accounted for prospectively as a change in accounting estimate.

Costs incurred to acquire on premise computer software licences and for the development of software code that enhances, modifies, or creates additional capability to these systems and meets the definition of and recognition criteria for an intangible asset are recognised as intangible assets.

Software-as a-Service (SaaS) arrangements are service contracts providing QTC with the right to access the provider’s application software over the contract period. Costs incurred to configure or customise, and the ongoing fees to obtain access to the cloud provider’s application software, are recognised as operating expenses when the services are received.

(k)	Impairment

Where an impairment is recognised the following methodology is applied:

Receivables: The loss allowance for trade and other debtors reflects lifetime expected credit losses and incorporates reasonable and supportable forward-looking information. Economic changes impacting QTC’s debtors and relevant industry data form part of QTC’s impairment assessment. No loss allowance is recorded for receivables from Queensland Government agencies or Australian Government agencies on the basis of materiality.

Where there is no reasonable expectation of recovering an amount owed by a debtor, the debt is written off by directly reducing the receivable against the loss allowance. If the amount of debt written off exceeds the loss allowance, the excess is recognised as an impairment loss.

Non-financial Assets: The carrying value of non-financial assets is reviewed at each reporting date or where there is an indication of impairment. If an indication of impairment exists, the asset’s recoverable amount is determined. Any amount by which the asset’s carrying amount exceeds the recoverable amount is recorded as an impairment loss. The asset’s recoverable amount is determined as the higher of the asset’s fair value less cost of disposal or value in use.

(l)	Employee benefits

A liability is recognised for employee benefits including salaries, superannuation, annual leave, long service leave and short-term incentives where there is a present or constructive obligation as a result of past service. The liability is based on the amount expected to be paid provided that the obligation can be measured reliably. These are measured on an undiscounted basis where the amounts are expected to be paid within the next 12 months. For amounts where the payment date is expected to exceed 12 months, such as long service leave, future pay increases are projected and then discounted using the Australian Government Bond Generic Yield Rates. As sick leave is non-vesting, this is recognised as and when this leave is taken.

(m)	Rounding

Amounts have been rounded to the nearest thousand dollars except as otherwise stated.

(n)	Comparative figures

Comparative figures have been restated to account for the change in accounting policy as detailed in Note 2(a).

(o)	Judgements and assumptions

The preparation of the financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts in the financial statements. Management evaluates its judgements, estimates and underlying assumptions on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised and in any future period affected. The areas involving a higher degree of judgement or complexity, or areas where assumptions or estimates may be significant to the financial statements are shown below:

Fair value of financial assets and financial liabilities

Financial assets and financial liabilities (including derivatives) are measured at fair value by reference to quoted market prices where available. The fair value of financial instruments that are not traded in an active market is determined by reference to market quotes for similar instruments or by use of valuation techniques. Valuation techniques may include applying trading margins to the swap curve or counterparty credit spreads for similar instruments, adjusted for changes in the credit worthiness of the counterparty. A margin may be applied based on the original purchase margin where an instrument is not actively traded.

Judgement may be applied in selecting valuation methods or assumptions where an active market quote is not available (refer notes 12 and 18).

Investments in Queensland Treasury Holdings Pty Ltd (QTH)

Queensland Treasury holds a 60% beneficial interest in QTH and 76% of the voting rights. The remaining 40% beneficial interest and 24% voting rights is held by QTC. QTC does not apply the equity method to its investment in QTH as it does not have control or significant influence over the entity, exposure or rights to variable returns or the power to affect those returns. Queensland Treasury controls the significant transactions and bears all the risks and benefits of QTH and accordingly, QTH is consolidated into the financial statements of Queensland Treasury.

COVID-19 and other Environmental, Social, and Governance (ESG) related impacts

The majority of QTC’s assets (onlendings and cash and cash equivalents) are valued daily at fair value and therefore no further adjustment is required as a result of COVID-19, climate change, changes to laws and regulations or other policies adopted by governments or regulatory authorities. Counterparty credit risk and credit risk associated with QTC’s clients is separately monitored by QTC (refer note 11(c)). ESG and other sustainability risks are key considerations in determining credit ratings. The majority of QTC’s onlendings are guaranteed by the State, including lending to carbon intensive businesses.

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2022

3	Net (loss)/gain on financial instruments at fair value through profit or loss

Accounting Policy

Gain/(loss) on financial assets and financial liabilities at fair value through profit or loss includes:

∎	net interest income and expense recognised under the accrual basis
∎	net realised gain/(loss) resulting from market rate movements recognised on settlement date from the sale of investments and the pre-redemption of borrowings, and
∎	net unrealised gain/(loss) resulting from market rate movements from investments, certain onlendings and borrowings.

	2022 $000	2021 $000

Net (loss)/gain on financial assets at fair value through profit or loss

Cash and cash equivalents	15 026	16 690

Financial assets at fair value through profit or loss	(241 375)	81 683

Derivatives	323 965	30 951

Onlendings	(12 465 458)	(372 633)

	(12 367 842)	(243 309)

Net gain/(loss) on financial liabilities at fair value through profit or loss

Derivatives	292 155	(87 578)

Financial liabilities at fair value through profit or loss

- Short-term	(142 743)	169 285

- Long-term	12 240 121	354 350

Deposits	(54 031)	(62 922)

Other	(10 506)	(18 289)

	12 324 996	354 846

During the year ended 30 June 2022, long term yields rose leading to a decline in the market value of financial assets and in particular QTC’s onlendings. This loss was offset by a decrease in the market value of financial liabilities.

4	Administration expenses

	2022 $000	RESTATED 2021(1) $000

Salaries and related costs	43 427	44 803

Superannuation contributions	3 374	3 603

Contractors	854	1 863

Consultants’ fees	2 721	1 107

Information and registry services	3 516	3 380

Depreciation on property, plant and equipment	733	680

Amortisation and impairment on intangible assets (1)	5 572	5 498

Office occupancy	1 202	1 967

Information and communication technology	11 312	12 295

Other administration expenses	3 731	3 297

	76 442	78 493

(1)	The amounts have been restated for the change in accounting policy set out in Note 2(a) in relation to upfront configuration and customisation costs incurred in implementing SaaS arrangements.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2022

5	Income tax expense

Accounting Policy

QTC is exempt from the payment of income tax under section 50-25 of the Income Tax Assessment Act 1997 (as amended). QTC makes a payment in lieu of income tax to the State Consolidated Fund. The calculation of the income tax liability is based on the income of certain activities controlled by QTC’s Capital Markets Operations. No income tax is payable on the SIO segment or a large part of the net gain/(loss) on financial instruments.

	2022 $000	RESTATED 2021(1) $000

Current tax	10 617	8 389

Deferred tax (income)/expense	935	(324)

Total income tax expense recognised in the year	11 552	8 065

Numerical reconciliation between income tax expense and pre-tax accounting profit

(Loss)/profit for the year before tax	(24 682)	123 210

Less (loss)/profit from non-taxable portfolios:

- Capital Markets Operations	(63 159)	96 022

- State Investment Operations	-	-

Operating profit from taxable portfolios	38 477	27 188

Tax at the Australian tax rate of 30% on taxable portfolios	11 543	8 156

Effect of non-deductible items	9	(91)

Income tax expense	11 552	8 065

(1)	The amounts have been restated for the change in accounting policy set out in Note 2(a) in relation to upfront configuration and customisation costs incurred in implementing SaaS arrangements.

6	Cash and cash equivalents

Accounting Policy

Cash and cash equivalents include cash on hand and on demand deposits which are highly liquid investments and readily convertible to cash.

	2022 $000	2021 $000

Cash at bank	5 247 278	11 803 213

	5 247 278	11 803 213

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2022

7	Financial assets at fair value through profit or loss

Accounting Policy

Financial assets are recognised on the balance sheet when QTC becomes party to the contractual provisions of the financial instrument with gains and losses recognised in the income statement.

All financial assets are measured at fair value by reference to quoted market exit prices where available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models or other recognised valuation techniques.

	2022 $000	2021 $000

Discount securities	9 015 293	1 404 764

Commonwealth and state securities (1)	2 137 752	1 840 526

Floating rate notes	8 772 443	8 254 147

Term deposits	7 940 159	2 776 061

Other investments	664 025	683 091

	28 529 672	14 958 589

(1)	QTC maintains holdings of its own stocks. These holdings are netted off and therefore excluded from financial assets and financial liabilities at fair value through profit or loss.

As at 30 June 2022, $8.6 billion (2021: $9.4 billion) of financial assets will mature after 12 months.

8	Derivative financial assets and derivative financial liabilities

Accounting Policy

All derivatives are measured at fair value through profit or loss with gains and losses recognised in the income statement. Derivatives are carried on the balance sheet as assets when the fair value is positive and as liabilities when the fair value is negative.

QTC uses derivative financial instruments to hedge its exposure to interest rate, foreign currency and credit risks as part of its asset and liability management activities. In addition, derivatives may be used to deliver long term floating rate or long term fixed rate exposure.

	2022 $000	2021 $000

Derivative financial assets

Interest rate swaps	183 379	224 737

Cross currency swaps	19 761	49 657

Foreign exchange contracts	86 132	59 924

Futures contracts	8 673	2 518

	297 945	336 836

Derivative financial liabilities

Interest rate swaps	(169 475)	(177 299)

Cross currency swaps	(75 901)	(51 758)

Futures contracts	(55 228)	(9 130)

	(300 604)	(238 187)

Net derivatives	(2 659)	98 649

As at 30 June 2022, derivatives with a net liability position of $58.5 million have maturity dates exceeding 12 months

(2021: net liability position of $38.9 million).

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2022

9	Onlendings

Accounting Policy

QTC borrows on behalf of its clients and lends at an interest rate based on QTC’s cost of funds plus an administration fee to cover the cost of QTC’s operations.

Onlendings are initially recognised at the amount drawn-down. Following initial recognition, onlendings are included in the balance sheet at fair value by reference to either the underlying debt portfolio, or in the case of fixed rate loans, on a discounted cash flow basis.

	2022 $000	2021 $000

Government departments and agencies	43 704 767	48 965 762

Government owned corporations	27 123 470	28 609 158

Statutory bodies	17 222 205	19 744 887

Local governments	6 192 908	6 883 658

QTC related entities (1)	101 339	102 898

Other bodies (2)	237 559	304 866

	94 582 248	104 611 229

(1)	QTC related entities includes DBCT Holdings Pty Ltd.
(2)	Other bodies include loans advanced under the Industry Support Package.

At 30 June 2022, client deposits of $2.4 billion were placed in redraw facilities and offset the value of onlendings in the balance sheet (2021: $2.3 billion). The gross value of onlendings at 30 June 2022 was $97.0 billion (2021: $106.9 billion).

As at 30 June 2022, $94.7 billion of principal repayments of a total book value of $101.1 billion is expected to be received after 12 months (2021: $91.6 billion of a total $95.7 billion).

The State continues to provide financial assistance in the form of loans and grants to various Queensland private sector entities. This program is called the Industry Support Package (ISP) and was established to enable entities to trade through the COVID-19 pandemic and facilitate a period of recovery. At 30 June 2022, $25.3 million (2021: $36.5 million) remained outstanding on loans advanced under the ISP. Each loan in this package was negotiated individually and contains different terms and conditions and is guaranteed by the State. The maximum term for the ISP loans was 10 years from inception, with the final repayments from a loan in the program due on 17 September 2030.

10	Financial liabilities at fair value through profit or loss

(a)	Interest-bearing liabilities

Interest-bearing liabilities mainly consist of short-term treasury notes, Australian bonds and floating rate notes. Australian bonds include QTC’s domestic, capital indexed and public bonds.

	2022 $000	2021 $000

Interest-bearing liabilities

Short-term

Treasury notes	4 778 349	3 174 801

Commercial paper	1 474 609	2 460 771

	6 252 958	5 635 572

Long-term

AUD Bonds	100 868 073	105 388 979

Floating rate notes	10 858 377	10 082 630

Medium-term notes	936 475	1 276 180

Other	431 557	372 574

	113 094 482	117 120 363

Total interest-bearing liabilities	119 347 440	122 755 935

QTC borrowings are guaranteed by the Queensland Government under the Queensland Treasury Corporation Act 1988. As at 30 June 2022, $102.8 billion

(2021: $114.6 billion) of debt securities are expected to be settled after more than 12 months.

Instruments denominated in foreign currency are fully hedged resulting in no net exposure to any foreign currency. Details of QTC’s exposure to foreign currencies and the derivatives used to hedge this exposure are disclosed in note 11(a)(i).

QTC’s Green Bond program supports the State’s pathway to a low carbon, climate resilient and environmentally sustainable economy. As at 30 June 2022, QTC has issued Green Bonds with a market value of $5.93 billion (2021: $4.13 billion).

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2022

10	Financial liabilities at fair value through profit or loss continued

(a)	Interest-bearing liabilities continued

The difference between the carrying amount of financial liabilities and the amount contractually required to be paid at maturity to the holder of the obligation is set out in the following table:

AS AT 30 JUNE 2022	FAIR VALUE $000	REPAYMENT AT MATURITY $000	DIFFERENCE $000

Interest-bearing liabilities

Short-term

Treasury notes	4 778 349	4 810 000	(31 651)

Commercial paper	1 474 609	1 481 324	(6 715)

	6 252 958	6 291 324	(38 366)

Long-term

AUD Bonds	100 868 073	105 892 029	(5 023 956)

Floating rate notes	10 858 377	10 825 000	33 377

Medium-term notes	936 475	1 020 241	(83 766)

Other	431 557	459 720	(28 163)

	113 094 482	118 196 990	(5 102 508)

Total interest-bearing liabilities	119 347 440	124 488 314	(5 140 874)

AS AT 30 JUNE 2021	FAIR VALUE $000	REPAYMENT AT MATURITY $000	DIFFERENCE $000

Interest-bearing liabilities

Short-term

Treasury notes	3 174 801	3 175 000	(199)

Commercial paper	2 460 771	2 594 228	(133 457)

	5 635 572	5 769 228	(133 656)

Long-term

AUD Bonds	105 388 979	115 650 611	(10 261 632)

Floating rate notes	10 082 630	10 292 668	(210 038)

Medium-term notes	1 276 180	1 486 560	(210 380)

Other	372 574	376 977	(4 403)

	117 120 363	127 806 816	(10 686 453)

Total interest-bearing liabilities	122 755 935	133 576 044	(10 820 109)

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2022

10	Financial liabilities at fair value through profit or loss continued

(b)	Deposits

Client deposits are accepted to either the QTC Cash Fund or Working Capital Facility. Income derived from the investment of these deposits accrues to depositors daily. The amount shown in the balance sheet represents the market value of deposits held at balance date.

Collateral held and securities that are sold under agreements to repurchase are disclosed as deposits.

	2022 $000	2021 $000

Client deposits

Local governments	4 691 689	4 029 212

Statutory bodies	3 131 029	3 404 693

Government departments and agencies	93 862	78 308

Government owned corporations	42 074	144 543

QTC related entities (1)	101 288	114 683

Other depositors	224 978	189 180

	8 284 920	7 960 619

Collateral held	146 300	147 064

Repurchase agreements	-	-

	146 300	147 064

Total deposits	8 431 220	8 107 683

(1)	QTC related entities include Queensland Treasury Holdings Pty Ltd and its subsidiaries Brisbane Port Holdings Pty Ltd, DBCT Holdings Pty Ltd

and Queensland Lottery Corporation Pty Ltd.

As at 30 June 2022, $8.3 billion (2021: $8.0 billion) will mature within 12 months.

11	Financial risk management

QTC’s activities expose it to a variety of financial risks including market (including foreign exchange risk and interest rate risk), funding, liquidity and credit risk. QTC’s financial risk management focuses on minimising financial risk exposures and managing volatility and seeks to mitigate potential adverse effects of financial risks on the financial performance of QTC and its clients. To assist in managing financial risk, QTC uses derivative financial instruments such as foreign exchange contracts, interest rate swaps and futures contracts.

Robust systems are in place for managing financial risk and compliance. Adherence to financial risk policies is monitored daily. To ensure independence, measurement and monitoring of financial risks is performed by teams separate to those transacting.

All financial risk management activities are conducted within Board-approved policies, as set out in the Financial Markets Risk Policy with new financial instruments approved by the QTC Executive Leadership Team under delegated authority from the Board. All breaches of the Financial Markets Risk Policy are escalated to management, the Chief Executive and the Funding and Markets Committee and presented at the next Board meeting.

QTC ensures that in undertaking its capital markets activities it has regard to its Capital Policy. QTC has no legal, regulatory or accounting requirement to hold capital however, its Capital Policy sets out how QTC should manage its capital. QTC endeavours to maintain adequate capital to support its business activities risk profile and risk appetite.

(a)	Market risk

Market risk is the risk of incurring losses in positions arising from adverse movements in financial market prices. QTC is exposed to market risk arising from the impact of movements in foreign exchange rates and interest rates. QTC’s exposure to market risk is through its borrowing and investment activities. This includes borrowing in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and to reduce the risk associated with refinancing maturing loans.

As a consequence of market price movements, there are residual risk positions that may result in realised and unrealised accounting gains or losses being recorded during the year. Depending on whether these transactions are held to maturity, the unrealised gains or losses may be reversed in subsequent accounting periods.

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2022

11	Financial risk management continued

(a)	Market risk continued

(i)	Foreign exchange risk

QTC has funding facilities that allow for borrowing in foreign currencies. At times, QTC’s Cash Fund invests in foreign currency assets. QTC enters into both forward exchange contracts and cross currency swaps to hedge the exposure of foreign currency borrowings and offshore investments from fluctuations in exchange rates. The following table summarises the hedging effect, in Australian dollars, that cross currency swaps and forward exchange contracts have had on the face value of offshore borrowings and investments.

	BORROWINGS		OFFSHORE INVESTMENTS		DERIVATIVE CONTRACTS		NET EXPOSURE

	2022 $000	2021 $000	2022 $000	2021 $000	2022 $000	2021 $000	2022 $000	2021 $000

USD	(1 481 325)	(2 311 346)	-	-	1 481 325	2 311 346	-	-

CHF	(167 333)	(158 715)	-	-	167 333	158 715	-	-

JPY	(159 877)	(180 376)	-	-	159 877	180 376	-	-

EUR	(693 031)	(721 451)	75 990	79 106	617 041	642 345	-	-

(ii)	Interest rate risk

QTC lends to clients based on a duration profile specified in the client mandates. QTC then manages any mismatch between the duration profile of client loans and QTC’s funding within an Asset and Liability Management Portfolio. Duration is a direct measure of the interest rate sensitivity of a financial instrument or a portfolio of financial instruments and quantifies the change in value of a financial instrument or portfolio due to interest rate movements. All costs or benefits of managing any mismatch between client loans and QTC’s funding are passed on to the State, ensuring that QTC is effectively immunised from interest rate risk with respect to these portfolios.

QTC’s interest rate risk, which results from borrowing in advance and investing surplus funds in high credit quality, highly liquid assets, is managed with consideration given to duration risk, yield curve risk, basis risk and Value-at-Risk (VaR).

QTC uses a Board-approved VaR framework to manage QTC’s exposure to market risk complemented by other measures such as defined stress tests. The VaR measure estimates the potential mark-to-market loss over a given holding period at a 99% confidence level. QTC uses the historical simulation approach to calculate VaR with a holding period of ten business days.

To manage the risk of non-parallel yield curve movements, QTC manages portfolio cash flows in a series of time periods so that the net interest rate risk in each time period can be measured. QTC enters into interest rate swaps and futures contracts to assist in the management of interest rate risk.

In QTC’s Funding and Liquidity portfolios, interest rate swaps may be utilised to change the interest rate exposure of medium to long-term fixed rate borrowings into that of a floating rate borrowing. Also, at times, floating to fixed swaps may be undertaken to generate a fixed rate term funding profile. QTC is exposed to basis risk when interest rate swaps are used in the Funding and Liquidity portfolios. Basis risk represents a mark-to-market exposure due to movements between the swap curve, as well as cash, bank bill and bond futures contracts and QTC’s yield curve.

Client deposits in the QTC Cash Fund are invested on behalf of clients and returns received from these investments are passed onto QTC’s clients except for mark-to-market gains or losses from credit spread movements. QTC generally holds these investments to maturity and therefore any mark-to-market impacts from credit spread changes are typically reversed over the life of the assets.

(iii)	Commodity price risk

QTC is not directly exposed to commodity price changes.

(b)	Funding and liquidity risks

QTC has a robust internal framework whereby extensive liquidity scenario analysis and forecasting is undertaken to understand assumption sensitivities to ensure there is appropriate forward looking visibility of the State’s liquidity position.

QTC debt is a Level 1 (prudentially required) asset for Australian banks under Basel III reforms with a zero per cent capital risk weighting. Even in difficult market circumstances, this generally ensures QTC debt is in high demand. Demand is further supported by the fact that QTC borrowings are guaranteed by the Queensland Government, (QTC has been rated AA+/Aa1/AA+ by ratings agencies Standard & Poors, Moody’s and Fitch respectively) and that QTC benchmark bonds are Reserve Bank of Australia (RBA) repurchase agreement eligible (repo eligible). The ability to readily issue debt is considered a potential source of liquidity.

QTC maintains appropriate liquidity to meet minimum requirements as defined by the Board. Limits are set by the Board and reviewed annually for the following liquidity metrics:

∎	QTC Liquidity Coverage Ratio – QTC must maintain a minimum liquidity balance sufficient to cover a stressed liquidity requirement over a set horizon.

∎	Standard & Poor’s Liquidity Ratio – QTC must maintain a minimum ratio of liquid assets to debt servicing requirements at all times over a rolling 12 month horizon.

∎	Cash Flow Waterfall – QTC must maintain positive cash equivalents net of all inflows and outflows over a set horizon.

In addition to adhering to Board-approved liquidity metrics, QTC holds contingent liquid assets in the form of public sector entity deposits and investments owned by SIO.

QTC maintains its AUD benchmark bond facility as its core medium to long-term funding facility and its domestic treasury note facility as its core short-term funding facility. In addition, QTC has in place a Green Bond Program, Euro and US medium-term note facilities and Euro and US commercial paper facilities to take advantage of alternative funding opportunities in global markets. These facilities ensure that QTC is readily able to access both the domestic and international financial markets.

Deposits on account of the Cash Fund and Working Capital Facility are repayable at call while deposits held as security for stock lending and repurchase agreements are repayable when the security is lodged with QTC.

Except for deposits and payables, the maturity analysis for liabilities has been calculated based on the contractual cash flows relating to the repayment of the principal (face value) and interest amounts over the contractual terms.

Except for cash and receivables, the maturity analysis for assets has been calculated based on the contractual cash flows relating to repayment of the principal (face value) and interest amounts over the contractual terms.

In relation to client onlendings, certain loans are interest only with no fixed repayment date for the principal component (i.e. loans are made based on the quality of the client’s business and its financial strength). For the purposes of completing the maturity analysis, the principal component of these loans has been included in the greater than five-year time band with no interest payment assumed in this time band.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2022

11	Financial risk management continued

(b)	Funding and liquidity risks continued

The following table sets out the contractual cash flows relating to financial assets and financial liabilities held by QTC at balance date.

CONTRACTUAL MATURITIES AS AT 30 JUNE 2022	3 MONTHS OR LESS $000	3 - 6 MONTHS $000	6 - 12 MONTHS $000	1 - 5 YEARS $000	MORE THAN 5 YEARS $000	TOTAL $000	FAIR VALUE $000

Financial assets

Cash and cash equivalents	5 247 278	-	-	-	-	5 247 278	5 247 278

Receivables	6 448	-	-	-	-	6 448	6 448

Onlendings (1)	2 985 180	1 324 708	1 325 159	15 229 417	97 015 633	117 880 097	94 582 248

Financial assets at fair value through profit or loss	13 820 378	4 669 322	1 766 746	7 033 406	4 074 183	31 364 035	28 529 672

Total financial assets	22 059 284	5 994 030	3 091 905	22 262 823	101 089 816	154 497 858	128 365 646

Financial liabilities

Payables	(25 458)	-	-	-	-	(25 458)	(25 458)

Deposits	(8 320 769)	(2 416)	(23 235)	(7 378)	(92 327)	(8 446 125)	(8 431 220)

Financial liabilities at fair value through profit or loss

- Short-term	(2 600 043)	(3 191 282)	(500 000)	-	-	(6 291 325)	(6 252 958)

- Long-term	(9 018 229)	(145 184)	(4 618 907)	(53 511 926)	(72 518 410)	(139 812 656)	(113 094 482)

Total financial liabilities	(19 964 499)	(3 338 882)	(5 142 142)	(53 519 304)	(72 610 737)	(154 575 564)	(127 804 118)

Derivatives

Interest rate swaps	5 978	(10 003)	(13 969)	(31 233)	82 323	33 096	13 904

Cross currency swaps	1 020	(6 886)	(20 141)	(112 388)	(458 418)	(596 813)	(56 140)

Foreign exchange contracts	61 007	26 846	-	-	-	87 853	86 132

Futures contracts	8 851 400	-	-	-	-	8 851 400	(46 555)

Net derivatives	8 919 405	9 957	(34 110)	(143 621)	(376 095)	8 375 536	(2 659)

Net (liabilities)/assets	11 014 190	2 665 105	(2 084 347)	(31 400 102)	28 102 984	8 297 830	558 869

Cumulative	11 014 190	13 679 295	11 594 948	(19 805 154)	8 297 830	-	-

(1)

A large proportion of QTC’s onlendings are based on the quality of the business and financial strength of the client. Funds are on-lent on the basis of these businesses being going concerns and continuing to meet key credit metric criteria such as debt to capital and interest coverage ratios. Accordingly, a significant portion of the onlendings portfolio has a loan maturity profile that is greater than five years with the interest rate risk of these loans being managed based on the client’s business risk such that the funding is structured on the underlying business profile. Despite QTC’s attempt to structure funding that matches the underlying business profile, QTC’s liability maturity profile can be shorter than the asset maturity profile. While interest rate risk mismatches are hedged with swap and futures contracts, this approach requires QTC to undertake periodic refinancing of its liabilities.

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2022

11	Financial risk management continued

(b)	Funding and liquidity risks continued

CONTRACTUAL MATURITIES AS AT 30 JUNE 2021 RESTATED(2)	3 MONTHS OR LESS $000	3 - 6 MONTHS $000	6 - 12 MONTHS $000	1 - 5 YEARS $000	MORE THAN 5 YEARS $000	TOTAL $000	FAIR VALUE $000

Financial assets

Cash and cash equivalents	11 803 213	-	-	-	-	11 803 213	11 803 213

Receivables	7 262	-	-	-	-	7 262	7 262

Onlendings(1)	1 133 459	1 108 672	1 284 119	14 068 787	95 460 106	113 055 143	104 611 229

Financial assets at fair value through profit or loss	2 529 589	2 450 967	698 604	6 831 173	3 908 991	16 419 324	14 958 589

Total financial assets	15 473 523	3 559 639	1 982 723	20 899 960	99 369 097	141 284 942	131 380 293

Financial liabilities

Payables(2)	(26 263)	-	-	-	-	(26 263)	(26 263)

Deposits	(7 779 197)	(377 209)	(20 809)	(9 013)	(92 327)	(8 278 555)	(8 107 683)

Financial liabilities at fair value through profit or loss

- Short-term	(3 715 528)	(1 903 701)	(150 000)	-	-	(5 769 229)	(5 635 572)

- Long-term	(1 811 267)	(78 646)	(4 334 921)	(49 840 758)	(71 741 222)	(127 806 814)	(117 120 363)

Total financial liabilities	(13 332 255)	(2 359 556)	(4 505 730)	(49 849 771)	(71 833 549)	(141 880 861)	(130 889 881)

Derivatives

Interest rate swaps	6 103	(6 027)	5 147	(27 875)	72 267	49 615	47 438

Cross currency swaps	(1 198)	(5 928)	(19 058)	(108 264)	(432 061)	(566 509)	(2 101)

Foreign exchange contracts	2 350	-	-	-	-	2350	59 924

Futures contracts	(1 536 000)	-	-	-	-	(1 536 000)	(6 612)

Net derivatives	(1 528 745)	(11 955)	(13 911)	(136 139)	(359 794)	(2 050 544)	98 649

Net (liabilities)/assets	612 523	1 188 128	(2 536 918)	(29 085 950)	27 175 754	(2 646 463)	589 061

Cumulative	612 523	1 800 651	(736 237)	(29 822 217)	(2 646 463)	-	-

(1)

A large proportion of QTC’s onlendings are based on the quality of the business and financial strength of the client. Funds are on-lent on the basis of these businesses being going concerns and continuing to meet key credit metric criteria such as debt to capital and interest coverage ratios. Accordingly, a significant portion of the onlendings portfolio has a loan maturity profile that is greater than five years with the interest rate risk of these loans being managed based on the client’s business risk such that the funding is structured on the underlying business profile. Despite QTC’s attempt to structure funding that matches the underlying business profile, QTC’s liability maturity profile can be shorter than the asset maturity profile. While interest rate risk mismatches are hedged with swap and futures contracts, this approach requires QTC to undertake periodic refinancing of its liabilities.

(2)	The amounts have been restated for the change in accounting policy set out in Note 2(a) in relation to upfront configuration and customisation costs incurred in implementing SaaS arrangements.

(c)	Credit risk

(i)	Financial markets counterparties

Financial markets credit exposure is estimated as the potential loss at balance date associated with QTC’s investments in the cash fund and other direct investments in financial instruments. In addition, QTC has credit exposure in the form of derivative contracts. Credit risk is the risk that these counterparties are not able to meet the payment obligations associated with QTC’s investments.

The credit exposure for non-derivative investments is calculated daily based on the higher of the market value or face value of the instrument. In contrast, exposure to derivative contracts is based only on a notional ‘add-on’ factor applied to the value of the instrument. Derivatives are marked-to-market daily with zero thresholds under all QTC’s credit support annexes. QTC uses collateral arrangements to limit its exposure to counterparties with which it trades derivatives (refer (iv) master netting arrangements).

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2022

11	Financial risk management continued

(c)	Credit risk continued

(i)	Financial markets counterparties continued

The following tables represent QTC’s exposure to credit risk at 30 June:

BY CREDIT RATING (1) 30 JUNE 2022	AAA $000	AA+ $000	AA $000	AA- $000	A+ $000	A $000	OTHER(2) $000	TOTAL $000

Cash & cash equivalents	-	-	-	5 247 278	-	-	-	5 247 278

Financial assets(3)	2 769 577	1 115 703	371 200	18 889 841	3 043 093	1 784 349	514 661	28 488 424

Derivatives	-	-	-	34 523	14 390	-	-	48 913

	2 769 577	1 115 703	371 200	24 171 642	3 057 483	1 784 349	514 661	33 784 615

	8%	3%	1%	72%	9%	5%	2%	100%

BY CREDIT RATING (1) 30 JUNE 2021	AAA $000	AA+ $000	AA $000	AA- $000	A+ $000	A $000	OTHER(2) $000	TOTAL $000

Cash & cash equivalents	-	-	-	11 803 213	-	-	-	11 803 213

Financial assets(3)	2 069 924	1 083 854	451 715	7 456 454	2 957 201	797 203	-	14 816 351

Derivatives	-	-	-	48 403	12 795	-	-	61 198

	2 069 924	1 083 854	451 715	19 308 070	2 969 996	797 203	-	26 680 762

	8%	4%	2%	72%	11%	3%	0%	100%

(1)	Credit rating as per Standard & Poor’s or equivalent agency.

(2)	Includes long-term ratings of A- and BBB+, or a short-term rating of A-1+ & A-2.

(3)	Financial assets are based on unsettled face value and consist mainly of discount securities, Commonwealth & State securities, floating rate notes and term deposits.

QTC has a significant concentration of credit risk to the banking sector and in particular, the domestic banking sector. At 30 June 2022, QTC’s exposure to systemically important domestic banks (which are rated AA-) was approximately 61% (2021: 40%). The exposure to domestic banks reflects the structure of the Australian credit markets, which are themselves dominated by issuance from these entities. Key characteristics of these entities are continuously monitored including their regulatory requirements, additional capital buffers, type of issuance and the impact of exigent developments.

QTC adopts a conservative approach to the management of credit risk with a strong bias to high credit quality counterparties. QTC has a requirement to invest with counterparties rated BBB+ or better, and that have their head offices in politically stable countries with strong legal and regulatory frameworks associated with financial institutions and financial markets.

QTC’s Board establishes maximum counterparty dollar value and term limits related to issuer credit ratings. Actual limits for individual counterparties will be within these Board limits and depend on the country of domicile, performance against key credit metrics and other factors related to asset quality, level of capital and size of funding program.

Ratings agencies are used as the prime source of credit ratings information by QTC’s credit team. This information is supported by the credit team’s own credit analysis methodology and practice for exposure monitoring and reporting.

(ii)	Onlending counterparties

QTC is also exposed to the credit risk associated with onlendings to clients. Except for some small exposures to private companies and exposures as part of the ISP (refer Note 9) portfolio, QTC on-lends funds to Queensland Government sector entities (including Queensland Treasury, statutory bodies and Government owned corporations) and non-State Government entities (including, local governments, universities and grammar schools).

Most of QTC’s onlendings (72.2% in 2022 and 72.0% in 2021) are explicitly guaranteed by the State, including the loans that form the ISP and all debt held by clients operating in key Environmental, Social and Governance (ESG) impacted areas such as coal-based power generation. QTC is directly exposed to credit default risk to the extent of its non-guaranteed lending of approximately $26.5 billion at 30 June 2022 (2021: $29.6 billion).

QTC’s outstanding client onlending exposures are actively monitored in accordance with an approved Client Credit Procedure. This procedure includes regular Credit Reviews and covenant monitoring to ensure all counterparties maintain adequate debt serviceability and long term financial stability.

QTC has a robust credit assessment and ratings methodology in place that informs its onlending recommendations to the State. This methodology includes analysis of quantitative and qualitative factors (industry, regional, demographic, and economic characteristics) across a number of years. An assessment of a client’s performance against key credit metrics is made and borrowing recommendations are appraised by an independent Credit Committee prior to being communicated to the State.

QTC adopts a cautious risk appetite to ensure onlendings are provided to clients with satisfactory credit profiles. The majority of QTC’s onlending clients maintain an adequate financial buffer to manage short term financial shocks, though longer term financial impacts may adversely affect their performance. Of the non-guaranteed onlending, 99 per cent has been provided to clients that have been assigned a credit rating of Moderate or above by QTC. QTC’s Moderate credit rating approximates to an Investment Grade rating used by the major Rating Agencies.

(iii)	Fair value attributable to credit risk of QTC’s liabilities

QTC’s borrowings are largely guaranteed by the State Government. As a result, credit risk is not a significant factor in the determination of fair value. Changes in fair value are mainly attributable to the market fluctuations.

(1)

As noted in Note 9, during the year ended 30 June 2021, the State provided financial assistance in the form of loans and grants to various Queensland private sector entities. This program was called the ISP.

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2022

11	Financial risk management continued

(c)	Credit risk continued

(iv)	Master netting arrangements

QTC enters into all derivative transactions under International Swaps and Derivatives Association (ISDA) Master Agreements. QTC does not currently have any master netting arrangements where a default event has occurred, and therefore presents all derivative financial instruments on a gross basis in the statement of comprehensive income. QTC also has Credit Support Annexes (CSAs) in place with each ISDA, under which collateral is transferred every business day. This further reduces QTC’s credit exposure.

The following table presents the financial instruments that are offset, or subject to enforceable master netting arrangements and other similar agreements but not offset. The column ‘net amount’ shows the impact on QTC’s balance sheet if all set-off rights were exercised.

RELATED TO AMOUNTS NOT SET OFF IN THE BALANCE SHEET

	GROSS AND NET AMOUNTS ON THE BALANCE SHEET $000	FINANCIAL INSTRUMENTS COLLATERAL $000	CASH COLLATERAL RECEIVED OR GIVEN $000	NET AMOUNT $000

2022

Derivative assets: - subject to master netting arrangements	297 945	-	(275 954)	21 991

Derivative liabilities: - subject to master netting arrangements	(300 604)	-	300 604	-

Net exposure	(2 659)	-	24 650	21 991

2021

Derivative assets: - subject to master netting arrangements	336 836	-	54 880	391 716

Derivative liabilities: - subject to master netting arrangements	(238 187)	-	(147 060)	(385 247)

Net exposure	98 649	-	(92 180)	6 469

12	Fair value hierarchy

Financial instruments measured at fair value have been classified in accordance with the hierarchy described in AASB 13 Fair Value Measurement. The fair value hierarchy is categorised into three levels based on the observability of the inputs used.

Level 1 – quoted prices (unadjusted) in active markets that QTC can access at measurement date for identical assets and liabilities.

Level 2 – inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 – inputs for the asset or liability that are not based on observable market data (unobservable inputs).

All QTC’s financial instruments at fair value through profit or loss are valued with reference to either quoted market prices or observable inputs, with no significant adjustments applied to instruments held. QTC holds no Level 3 financial instruments.

Financial assets classified as Level 1 consist primarily of short-term and tradeable bank deposits, Commonwealth and semi-government bonds and futures contracts where an active market has been established.

Financial assets classified as Level 2 include non-actively traded corporate and semi-government bonds, certain money market securities, floating rate notes, term deposits, QTC onlendings and all over the counter derivatives. The principal inputs in determining fair value include benchmark interest rates such as interbank rates, quoted interest rates in the swap, bond and futures markets, trading margins to the swap curve and counterparty credit spreads for similar instruments adjusted for changes in the credit worthiness of the counterparty. A margin may be applied based on the original purchase margin where the instrument is not actively traded. QTC onlendings are priced based on the underlying liability portfolio.

Financial liabilities classified as Level 1 consist of QTC benchmark bonds.

Financial liabilities classified as Level 2 include commercial paper, treasury notes, medium-term notes, floating rate notes, and client deposits. The principal inputs in determining fair value include benchmark interest rates such as interbank rates and quoted interest rates in the swap and bond markets. Valuations may include a fixed margin to LIBOR or swap curve. Client deposits are principally held in the QTC Cash Fund, which is capital guaranteed.

Over the counter derivatives are typically valued as Level 2 and include FX forwards, FX swaps, interest rate and cross currency swaps. The principal inputs in determining fair value include quoted interest rates in the swap market, spot FX rates and basis curves.

QTC applies mid-market pricing as a practical and consistent method for fair value measurements within the bid-ask spread.

Classification of instruments into fair value hierarchy levels is reviewed annually and where there has been a significant change to the valuation inputs and a transfer is deemed to occur, this is effected at the end of the relevant reporting period.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2022

12	Fair value hierarchy continued

AS AT 30 JUNE 2022	QUOTED PRICES LEVEL 1 $000	OBSERVABLE INPUTS LEVEL 2 $000	TOTAL $000

Financial assets

Cash and cash equivalents	5 247 278	-	5 247 278

Financial assets through profit or loss	14 879 212	13 650 458	28 529 671

Derivative financial assets	8 674	289 272	297 945

Onlendings	-	94 582 248	94 582 248

Total financial assets	20 135 164	108 521 978	128 657 142

Financial liabilities

Derivative financial liabilities	55 228	245 376	300 604

Financial liabilities through profit or loss

- Short-term	-	6 252 958	6 252 958

- Long-term	90 548 996	22 545 486	113 094 482

Deposits	-	8 431 220	8 431 220

Total financial liabilities	90 604 224	37 475 040	128 079 264

AS AT 30 JUNE 2021	QUOTED PRICES LEVEL 1 $000	OBSERVABLE INPUTS LEVEL 2 $000	TOTAL $000

Financial assets

Cash and cash equivalents	11 803 213	-	11 803 213

Financial assets through profit or loss	9 042 835	5 915 754	14 958 589

Onlendings	-	104 611 229	104 611 229

Derivative financial assets	168	336 668	336 836

Total financial assets	20 846 216	110 863 651	131 709 867

Financial liabilities

Financial liabilities through profit or loss

- Short-term	-	5 635 572	5 635 572

- Long-term	100 786 473	16 333 890	117 120 363

Deposits	-	8 107 683	8 107 683

Derivative financial liabilities	9 129	229 058	238 187

Total financial liabilities	100 795 602	30 306 203	131 101 805

QTC holds no Level 3 financial instruments.

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2022

13	Property, plant and equipment

Accounting Policy

Items with a cost or other value equal to or exceeding $5,000 are reported as property, plant and equipment. Items with a lesser value are expensed in the year of acquisition. Property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Depreciation is calculated on a straight line basis over the estimated useful life of the assets. Depreciation rates are as follows:

Asset class	Depreciation rate

Information technology & office equipment	6 – 40%

The assets’ residual values, useful lives and depreciation methods are reviewed and adjusted, if appropriate, at each financial year end.

Reconciliations of the carrying amounts for property, plant and equipment are set out below:

	2022	2021
	$000	$000

Cost at balance date	5 645	5 765

Accumulated depreciation and impairment	(3 368)	(2 798)

Net carrying amount	2 277	2 967

Movement

Net carrying amount at beginning of the year	2 967	3 633

Additions	43	14

Depreciation expense	(733)	(680)

Net carrying amount at end of the year	2 277	2 967

14	Right-of-use assets and lease liabilities

Accounting Policy

All leases, other than short-term leases and leases of low value assets, are recognised on balance sheet as lease liabilities and right-of-use assets.

On initial recognition the carrying amount of the lease liability is measured at the present value of the current leasing commitments. Lease payments are discounted at the rate implicit in the lease or at QTC’s incremental borrowing rate if the implicit interest rate cannot be readily determined.

Right-of-use assets are initially measured at cost comprising the following:

◾	The amount of the initial measurement of the lease liability
◾	Lease payments made at or before the commencement date and any lease incentives received
◾	Initial direct costs incurred, and
◾	The initial estimate of restoration costs.

Depreciation is calculated on a straight-line basis over the estimated useful life of the assets. Depreciation rates are as follows:

Asset class	Depreciation rate

Lease property	7%

Carrying amounts of right-of-use assets and the movements during the year are set out below:

	2022	2021
	$000	$000

Cost at balance date	12 368	11 702

Accumulated depreciation and impairment	(5 342)	(3 424)

Net carrying amount at end of the year	7 026	8 278

Movement

Net carrying amount at beginning of the year	8 278	9 991

Additions	667	-

Depreciation expense	(1 919)	(1 713)

Net carrying amount at end of the year	7 026	8 278

Set out below are the carrying amounts of lease liabilities and the movements during the year:

	2022	2021
	$000	$000

Net carrying amount at beginning of the year	15 165	17 826

Additions	667	-

Interest	233	270

Lease repayments	(3 242)	(2 931)

Net carrying amount at end of the year	12 823	15 165

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2022

15	Notes to the statement of cash flows

(a)	Reconciliation of profit after tax to net cash provided by operating activities

RESTATED
	2022	2021(1)
	$000	$000

(Loss)/profit for the year(1)	(36 234)	115 145

Non-cash flows in operating surplus

Gain on interest-bearing liabilities	(14 660 103)	(3 552 597)

Gain on deposits held	(273)	(838)

Loss on onlendings	15 348 389	3 550 453

Loss on financial assets at fair value through profit or loss	382 210	176 137

Depreciation and amortisation(1)	8 225	7 891

Changes in assets and liabilities

Decrease/(increase) in financial assets at fair value through profit or loss	47 292	(25 626)

Decrease/(increase) in deferred tax asset	949	(303)

Decrease in onlendings	4 449	12 743

Decrease/(increase) in receivables	880	(1 042)

(Decrease)/increase in interest-bearing liabilities	(1 566 051)	334 558

Increase/(decrease) in deposits	1 390	(857)

(Decrease)/increase in payables and other liabilities(1)	(3 294)	4 339

Net cash (used in)/provided by operating activities	(472 171)	620 003

(1)	The amounts have been restated for the change in accounting policy set out in Note 2(a) in relation to upfront configuration and customisation costs incurred in implementing SaaS arrangements.

(b)	Reconciliation of liabilities arising from financing activities

				FOREIGN	OTHER
	OPENING	CASH	FAIR VALUE	EXCHANGE	NON-CASH	CLOSING
	BALANCE	FLOWS	MOVEMENT	MOVEMENT	MOVEMENT	BALANCE
AS AT 30 JUNE 2022	$000	$000	$000	$000	$000	$000

Interest-bearing liabilities (1)	122 994 122	12 880 077	(14 758 621)	98 518	(1 566 052)	119 648 044

Deposits	8 107 683	322 419	(273)	-	1 391	8 431 220

Dividend paid	-	-	-	-	-	-

	131 101 805	13 202 496	(14 758 894)	98 518	(1 564 661)	128 079 264

AS AT 30 JUNE 2021

Interest-bearing liabilities (1)	113 835 698	12 376 463	(3 318 628)	(233 969)	334 558	122 994 122

Deposits	8 865 253	(755 875)	(838)	-	(857)	8 107 683

Dividend paid	-	(50 000)	-	-	50 000	-

	122 700 951	11 570 588	(3 319 466)	(233 969)	383 701	131 101 805

(1)	Includes derivatives.

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2022

16	Financial instruments at fair value through profit or loss

Accounting Policy – Classification and measurement

Financial instruments on initial recognition are classified into the following categories:

◾	Financial assets at fair value through profit or loss, and
◾	Financial liabilities at fair value through profit or loss.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include investments held in unit trusts managed by QIC. These investments include cash, international equities and other diversified products, which are measured at market value based on a hard close unit price quoted by QIC (adjusted for fees outstanding on the account and net of any GST recoverable) for the end of the financial year.

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss consist of FRNs issued to the State in exchange for portfolios of assets. The FRNs were initially recognised at a value that equated to the fair value of the financial assets contributed by the State. The FRNs will terminate upon the greater of 50 years from the initial transaction date or the date that the FRNs are repaid in full. The market value of the FRNs is payable by QTC to the State. Interest on the FRNs is capitalised monthly. The FRN interest rate may be varied by the State under the terms of their corresponding agreements.

Recognising the direct relationship between the FRNs and the assets of SIO, financial liabilities at fair value through profit or loss are determined by reflecting the changes (including market value movements) in the value of the invested assets of the portfolio, as equivalent market value movements in the FRNs. That is, any difference between the return paid by QTC on the FRNs and the return received by QTC on the invested assets is recognised as a market value adjustment to the value of the FRNs, eliminating any accounting mismatch between the financial assets and liabilities in this segment.

$000
		2022	TOTAL STATE
	$000	$000	INVESTMENT
FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS	LTA(1)	QFF(2)	OPERATIONS

Investments in unit trusts and other holdings - QIC:

Movement during the year:

Opening balance	30 072 492	7 742 219	37 814 711

Deposits (3)	3 202 792	-	3 202 792

Withdrawals (3)	(2 018 382)	-	(2 018 382)

Fees paid	(181 302)	(48 161)	(229 463)

Net change in fair value of unit trusts	1 578 792	23 962	1 602 754

Closing balance	32 654 392	7 718 020	40 372 412

(1)	The LTA are assets held to fund the defined benefit superannuation and other long term obligations of the State as well as assets to support other State initiatives.

(2)	At 30 June 2022, the only sub fund of the QFF is the DRF. The DRF was established to support both the State’s credit rating and generate returns to reduce the State’s debt burden.

(3)	For every investment deposited or withdrawal from the LTA or QFF, there is an equivalent increase or decrease to the corresponding FRN.

$000
		2021	TOTAL STATE
	$000	$000	INVESTMENT
FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS	LTA(1)	QFF(2)	OPERATIONS

Investments in unit trusts and other holdings - QIC:

Movement during the year:

Opening balance	26 216 930	-	26 216 930

Deposits (3)	2 747 056	6 195 724	8 942 780

Transfers	(1 500 000)	1 500 000	-

Withdrawals (3)	(1 863 018)	-	(1 863 018)

Fees paid	(155 387)	(2 671)	(158 058)

Net change in fair value of unit trusts	4 626 911	49 166	4 676 077

Closing balance	30 072 492	7 742 219	37 814 711

(1)	The LTA are assets held to fund the defined benefit superannuation and other long term obligations of the State as well as assets to support other State initiatives.

(2)	At 30 June 2022, the only sub fund of the QFF is the DRF. The DRF was established to support both the State’s credit rating and generate returns to reduce the State’s debt burden.

(3)	For every investment deposited or withdrawal from the LTA or QFF, there is an equivalent increase or decrease to the corresponding FRN.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2022

16	Financial instruments at fair value through profit or loss continued

$000
		2022	TOTAL STATE
	$000	$000	INVESTMENT
FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS	LTA(1)	QFF(2)	OPERATIONS

Comprised of the following asset classes:

Defensive assets

Cash	3 128 932	1 095 673	4 224 605

Fixed interest	1 449 208	511 381	1 960 589

Growth assets

Equities	8 572 442	2 969 947	11 542 389

Diversified alternatives	5 648 794	532 557	6 181 351

Unlisted assets

Infrastructure	7 807 543	1 748 002	9 555 545

Private equity	3 749 903	403 795	4 153 698

Real estate	2 297 570	456 665	2 754 235

	32 654 392	7 718 020	40 372 412

$000
		2021	TOTAL STATE
	$000	$000	INVESTMENT
FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS	LTA(1)	QFF(2)	OPERATIONS

Comprised of the following asset classes:

Defensive assets

Cash	2 069 345	2 731 104	4 800 449

Fixed interest	3 689 262	584 512	4 273 774

Growth assets

Equities	8 207 274	2 116 604	10 323 878

Diversified alternatives	4 439 721	-	4 439 721

Unlisted assets

Infrastructure	7 097 897	1 605 433	8 703 330

Private equity	3 252 069	359 610	3 611 679

Real estate	1 316 924	344 956	1 661 880

	30 072 492	7 742 219	37 814 711

(1)	The LTA are assets held to fund the defined benefit superannuation and other long term obligations of the State.

(2)	At 30 June 2022, the only sub fund of the QFF is the DRF. The DRF was established to support both the State’s credit rating and generate returns to reduce the State’s debt burden.

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2022

16	Financial instruments at fair value through profit or loss continued

$000
		2022	TOTAL STATE
	$000	$000	INVESTMENT
FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS	LTA (1)	QFF (2)	OPERATIONS

Fixed rate notes

Movement during the year:

Opening balance	30 072 492	7 742 219	37 814 711

Increases (3)	3 202 792	-	3 202 792

Interest	1 944 485	501 928	2 446 413

Decreases (3)	(2 018 382)	-	(2 018 382)

Net change in fair value of the fixed rate note (4)	(546 995)	(526 127)	(1 073 122)

Closing balance	32 654 392	7 718 020	40 372 412

$000
		2021	TOTAL STATE
	$000	$000	INVESTMENT
FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS	LTA (1)	QFF (2)	OPERATIONS

Fixed rate notes

Movement during the year:

Opening balance	26 216 930	-	26 216 930

Increases (3)	2 747 056	6 195 724	8 942 780

Transfers	(1 500 000)	1 500 000	-

Interest	1 838 728	26 263	1 864 991

Decreases (3)	(1 863 018)	-	(1 863 018)

Net change in fair value of the fixed rate note (4)	2 632 796	20 232	2 653 028

Closing balance	30 072 492	7 742 219	37 814 711

(1)	The LTA are assets held to fund the defined benefit superannuation and other long term obligations of the State.

(2)	At 30 June 2022, the only sub fund of the QFF is the DRF. The DRF was established to support both the State’s credit rating and generate returns to reduce the State’s debt burden.

(3)	For every investment deposited or withdrawal from the LTA or QFF, there is an equivalent increase or decrease to the corresponding FRN.

(4)

The net change in the fair value of the fixed rate notes was negative in 2022, reflecting the lower returns achieved on the assets invested when compared to the interest paid by QTC on the FRN of 6.5%. In the previous year, the return on assets invested was positive, reflecting higher returns achieved on the assets invested when compared to the interest paid on the FRN of 6.5%.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2022

17	Financial risk management

QTC also holds a portfolio of assets that were transferred to QTC by the State Government but are managed by QIC on behalf of SIAB. SIAB members include representatives from Queensland Treasury and three external members with experience in investment management and governance.

The assets of SIO are invested in unlisted unit trusts held with QIC. The trusts hold investments in a variety of financial instruments including derivatives, which expose these assets to credit risk, liquidity risk and market risk. Market risk arises due to changes in interest rates, foreign exchange rates, property prices and equity prices. However, as these investments are long-term in nature, market fluctuations are expected to even out over the term of the investment.

SIAB determines the investment objectives, risk profiles and strategy for the invested assets of the SIO segment within the framework provided by the State Government. It is responsible for formulating a strategic asset allocation to achieve the objectives of the investments in line with the required risk profile. The invested assets of the SIO segment are therefore distinct from QTC’s Capital Markets Board and day-to-day Capital Markets Operations and are the responsibility of SIAB and its appointed investment manager (QIC).

QIC provides assistance to SIAB in discharging its responsibilities. As the Queensland Government’s investment manager, QIC is responsible for implementing the investment strategy of each portfolio of invested assets of the SIO segment. QIC’s role includes recommending investment product objectives, risk profiles and strategic asset allocations to achieve objectives within the targets and risk controls set. SIAB oversees QIC’s implementation and monitors adherence to the targets, risk controls and limits under which QIC is approved to manage the invested assets of the SIO segment.

QIC has established risk management policies to identify and analyse risk, and to set risk limits and controls that comply with SIAB’s instructions. QIC’s risk control framework is confirmed in a GS 007 report signed by the Auditor-General of Queensland.

The interest rate applicable on the FRN liabilities of QTC for both the LTA and the QFF portfolios is set at 6.5% per annum on the book value of the notes.

(a)	Market risk

The assets of SIO expose QTC to market risk, including interest rate risk, foreign currency risk, property price risk and equity price risk, resulting from its investments in unit trusts and the underlying movement in the net asset values through these trusts. While the portfolios do not have direct exposure to interest rate, foreign currency and credit risk, the unit price of the fund in which the assets are invested will change in response to the market’s perception of changes in these underlying risks.

Market risk is mitigated through diversified portfolios of investments in unit trusts held with QIC in accordance with the investment strategies approved by SIAB. The investment strategy targets a diversified portfolio across a broad range of asset classes.

QIC adheres to prudential controls contained in the Investment Management Agreement for each portfolio of assets. Under these agreements, derivative products are not permitted to be used for speculative purposes but are used as hedging instruments against existing positions or for efficient trading and asset allocation purposes to assist in achieving the overall investment returns and volatility objectives of the portfolio.

A sensitivity analysis for the key types of market risk that apply to the investments of the funds has been undertaken by QIC. QIC has provided a range of reasonably possible changes in key risk variables including the S&P/ASX 200 Index, the MSCI World ex Australia Equities Index, the Reserve Bank of Australia official cash rate, the US Federal Reserve official cash rate and real estate capitalisation rates.

QTC’s foreign currency exposure is managed at a whole of portfolio level rather than at an individual asset class level. For this reason, sensitivity to foreign exchange rate movements has been shown as a currency overlay on the whole portfolios.

Based on these changes to key risk variables and applying a range of valuation methodologies, a reasonably possible change in value of applicable investments held at 30 June is as follows:

	2022 CHANGE		2022 PROFIT/EQUITY		2021 CHANGE		2021 PROFIT/EQUITY

	Low	High	Decrease	Increase	Low	High	Decrease	Increase

	%	%	$000	$000		%	$000	$000

Cash and fixed interest (1)	-3%	3%	(187 149)	187 149	-4%	4%	(350 837)	350 837

Equities	-10%	10%	(1 154 239)	1 154 239	-10%	10%	(1 032 629)	1 032 629

Diversified alternatives (2)	-10%	10%	(617 948)	617 948	-10%	10%	(444 076)	444 076

Infrastructure	-10%	10%	(955 940)	955 940	-10%	10%	(870 536)	870 536

Private equities	-10%	10%	(415 244)	415 244	-9%	9%	(325 283)	325 283

Real estate	-13%	16%	(343 605)	444 914	-22%	35%	(367 115)	578 903

Currency overlay	-10%	10%	(876 129)	876 129	-10%	10%	(732 642)	732 642

			(4 550 254)	4 651 563			(4 123 118)	4 334 906

(1)	Cash and fixed interest includes exposure to interest rate and inflation overlays on hedging instruments.
(2)	Diversified alternatives include exposure to both price and interest rate risk.

(b)	Liquidity risk

No external cash flows are generated by QTC from SIO. Deposits and withdrawals from SIO result in a corresponding change to the value of the FRNs. Interest owing to Treasury on the FRNs is capitalised, as are returns and fees to the SIO. As such, daily movements in these cash flows do not expose QTC to liquidity risk.

(c)	Credit risk

QIC is responsible for implementing the investment strategy for SIO. The investment strategy targets a widely diversified portfolio of assets across a broad range of asset classes, helping to minimise credit risk.

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2022

18	Fair value hierarchy

Financial instruments have been classified in accordance with the hierarchy described in AASB 13 Fair Value Measurement, as per note 12.

	OBSERVABLE	UNOBSERVABLE
	INPUTS	INPUTS
	LEVEL 2	LEVEL 3	TOTAL
AS AT 30 JUNE 2022	$000	$000	$000

Financial assets

Cash	4 224 605	-	4 224 605

Fixed interest	1 960 589	-	1 960 589

Equities	11 542 389	-	11 542 389

Diversified alternatives	2 115 368	4 065 983	6 181 351

Infrastructure	-	9 555 545	9 555 545

Private equities	-	4 153 698	4 153 698

Real estate	-	2 754 235	2 754 235

Total financial assets	19 842 951	20 529 461	40 372 412

Financial liabilities

Fixed rate note - LTA	-	32 654 392	32 654 392

Fixed rate note - QFF	-	7 718 020	7 718 020

Total financial liabilities	-	40 372 412	40 372 412

AS AT 30 JUNE 2021

Financial assets

Cash	4 800 449	-	4 800 449

Fixed interest	4 273 774	-	4 273 774

Equities	10 323 878	-	10 323 878

Diversified alternatives	1 290 496	3 149 225	4 439 721

Infrastructure	-	8 703 330	8 703 330

Private equities	-	3 611 679	3 611 679

Real estate	-	1 661 880	1 661 880

Total financial assets	20 688 597	17 126 114	37 814 711

Financial liabilities

Fixed rate note- LTA	-	30 072 494	30 072 494

Fixed rate note- QFF	-	7 742 217	7 742 217

Total financial liabilities	-	37 814 711	37 814 711

Investments in unit trusts are valued by QIC using fair value methodologies adjusted for fees outstanding. QIC reports the net asset value based on the unit price at measurement date.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2022

18	Fair value hierarchy continued

(a)	Level 3 financial assets and liabilities - valuation techniques utilising significant unobservable inputs

Valuations of investments in unit trusts that are Level 3 in the fair value hierarchy are based on the prices of the assets underlying these unit trusts. Investments in unlisted externally managed investment schemes are valued by QIC based on the latest available net asset value advised by the fund manager. Where the fund invests in illiquid assets, the investments are priced by independent valuers as there is no readily observable market price.

In some instances, the prices advised by QIC are based on unaudited valuation statements provided by the external managers of underlying investments that relate to a date prior to 30 June 2022. QIC continues to monitor and provide updated advice to QTC on the potential impact on the value of these investments arising from the subsequent receipt of updated valuations from external managers and audited financial statements.

While QTC utilises the unit price of investments provided by QIC at the relevant reporting date to report the fair value of the investments, the table below shows the valuation techniques used to calculate the unit price for the Level 3 fair values and the significant unobservable inputs used.

CLASS	VALUATION TECHNIQUE	UNOBSERVABLE INPUTS

Diversified alternatives	Based on valuations provided by an independent external valuer or external manager in accordance with relevant industry standards	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Infrastructure	Based on valuations provided by an independent external valuer or external manager in accordance with industry standards	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Private equities	Based on valuations provided by an independent external valuer or external manager in accordance with International Private Equity and Venture Capital Valuation Guidelines	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Real estate	Based on valuations provided by an independent external valuer or external manager in accordance with Australian Property Institute’s valuation and Property Standards	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Fixed Rate Notes	Based on the value of the corresponding portfolio of assets in the SIO segment	The valuation is based on the fair values of the related assets which are derived using level 3 inputs

(b)	Reconciliation of Level 3 fair value movements

The table below shows the breakdown of gains and losses in respect of Level 3 fair values.

30 JUNE 2022	OPENING		UNREALISED		CLOSING
	BALANCE	DISTRIBUTIONS(1)	MARKET MOVEMENTS(1)	SETTLEMENTS(1)	BALANCE
ASSET CLASS	$000	$000	$000	$000	$000

Diversified alternatives	3 149 225	(513 803)	466 868	963 693	4 065 983

Infrastructure	8 703 331	(107 211)	1 308 889	(349 464)	9 555 545

Private equities	3 611 679	(453 054)	941 950	53 123	4 153 698

Real estate	1 661 880	-	(20 469)	1 112 824	2 754 235

30 JUNE 2021	OPENING		UNREALISED		CLOSING
	BALANCE	DISTRIBUTIONS(1)	MARKET MOVEMENTS(1)	SETTLEMENTS(1)	BALANCE
ASSET CLASS	$000	$000	$000	$000	$000

Diversified alternatives	4 882 357	(870 939)	91 042	(953 235)	3 149 225

Infrastructure	3 190 411	(79 420)	402 922	5 189 418	8 703 331

Private equities	2 799 276	(392 689)	1 433 742	(228 650)	3 611 679

Real estate	1 939 790	(12 339)	(396 182)	130 611	1 661 880

(1)	Data in the above table is based on movements in the unit trusts that hold the assets.

FRN movements are disclosed in note 16.

(c)	Level 3 – Sensitivity Analysis

Note 17 provides the impact to a change in market prices in respect of all asset classes including those categorised as Level 3.

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Other information

For the year ended 30 June 2022

19	Contingent liabilities

The following contingent liabilities existed at balance date:

◾	QTC has provided guarantees to the value of $2.8 billion (2021: $2.5 billion) to support the commercial activities of various Queensland public sector entities. In each case, a counter indemnity has been obtained by QTC from the appropriate public sector entity.

20	Related party transactions

QTC’s related parties are those entities that it controls, is controlled by, under common control or can exert significant influence over. This includes controlled entities of the State of Queensland, being Queensland Treasury, government departments, statutory bodies (excluding universities) and Government owned corporations, and also includes QTC’s key management personnel and their related parties. Along with universities, local governments are not considered as related parties of QTC.

(a)	Ultimate controlling entity

The immediate controlling entity is the Under Treasurer of Queensland as the Corporation Sole of QTC and the ultimate controlling entity is the State of Queensland. No remuneration is payable by QTC to the Under Treasurer in relation to this role.

(b)	Key management personnel

Disclosures relating to key management personnel are set out in note 21.

(c)	Investments in companies

Details of investments in associates and other companies are set out in note 23.

(d)	Transactions with related parties

Transactions undertaken with related parties during the year include:

∎	loans $90.9 billion (2021: $93.8 billion) and interest received $2.5 billion (2021: $2.7 billion)

∎	investment of cash surpluses $1.9 billion (2021: $1.9 billion) and interest paid $11.4 million (2021: $14.3 million)
∎	fees received $75.4 million (2021: $71.9 million)

∎	No dividends were declared or paid to Queensland Treasury during the year (2021: $50 million)

∎	$118.6 million investment in the Dalrymple Bay Coal terminal was transferred from the Backing Queensland Investment Fund to the LTA portfolio, and

∎	The State transferred $2.5 billion to the LTA portfolio of the SIO segment.

QTC may from time to time indirectly hold a small amount of investments in QTC Bonds via its investments in unit trusts managed by QIC. QTC does not have direct legal ownership of these assets and therefore, no adjustment has been made in the financial statements. QTC through SIO has paid $236.7 million in management fees to QIC (2021: $157.5 million) and $0.5 million (2021: $0.5 million) to Queensland Treasury for board secretariat services to SIAB.

The nature and amount of any individually significant transactions with principal related parties are disclosed below.

∎	QTC sometimes acts as an agent to government entities in the procurement of advice from consultants. In these situations, QTC does not bear any significant risks or benefits associated with the advice and is generally reimbursed for the costs of the consultant by the government entity. The funds received as reimbursement offset consultant costs in the financial statements providing a nil net effect. The amount of costs reimbursed to QTC during the financial year totalled $1.4 million (2021: $6.0 million).

∎	QTC has a shareholding in QTH and its associated entities (QTH group). The QTH group hold deposits of $101.3 million (2021: $114.1 million) and loans of $101.3 million (2021: $102.9 million) with QTC that are provided on an arm’s length basis and are subject to QTC’s normal terms and conditions. QTC also provides company secretariat services to the QTH group on a cost recovery basis and received fees of $0.4 million (2021: $0.3 million) for the provision of these services.

(e)	Agency arrangements

QTC undertakes the following agency arrangements on behalf of its clients.

∎	QTC provides services on behalf of Queensland Treasury under a GOC Cash Management Facility. QTC is not exposed to the risks and benefits of this facility and therefore does not recognise these deposits on its balance sheet. QTC charges a fee for this service. The balance of deposits under this facility at year end was $1.0 billion (2021: $1.1 billion).

∎	QTC may enter into derivative transactions from time to time on behalf of its clients. These arrangements have back to back contracts between QTC and the client and QTC and the market. In this way QTC is not exposed to the risks and benefits of these contracts and does not recognise these on-balance sheet. The notional value of these derivative arrangements at year end was $31.4 million (2021: $36.7 million).

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

Notes to the Financial Statements

Other information

For the year ended 30 June 2022

21	Key management personnel

Key management personnel are defined as those persons having authority and responsibility for planning, directing and controlling the activities of QTC, being members of the Board and the Executive Leadership Team.

(a)	QTC’s Boards

QTC has delegated its powers to its two boards, the Capital Markets Board and SIAB. Both boards are appointed by the Governor-in-Council, pursuant to section 10(2) of the Queensland Treasury Corporation Act 1988.

(b)	Remuneration principles

Capital Markets Board - Directors

Any changes to Board remuneration require consideration by Queensland Treasury and the Department of the Premier and Cabinet to ensure remuneration is commensurate with government policy. Cabinet endorsement of any changes is required prior to approval by the Governor in Council. Remuneration was last increased effective 1 July 2012.

State Investment Advisory Board - Directors

When the Long Term Asset Advisory Board was renamed and reconstituted as SIAB on 4 July 2019, new external Board members were appointed who were entitled to remuneration. Remuneration for the new Board members was set by Queensland Treasury in consultation with the Department of the Premier and Cabinet prior to approval by the Governor in Council.

Executives and employees

QTC employees (including the Executive Leadership Team) are employed on individual contracts and are appointed pursuant to the Queensland Treasury Corporation Act 1988. As the majority of QTC’s employees are sourced from the financial markets in which it operates, QTC’s employment practices are competitive with these markets. The remuneration framework comprises both fixed and variable remuneration (in the form of an annual short-term incentive (STI) opportunity), which are approved by the QTC Board annually. The fixed remuneration component is market-competitive and the variable remuneration component is linked to performance.

Remuneration governance

The Human Resources Committee of the Board is responsible for governance of remuneration practices and arrangements, with the Board maintaining absolute responsibility and decision making for remuneration matters. QTC receives annual industry benchmarking data from the Financial Institutions Remuneration Group (FIRG), which captures remuneration data from organisations within the financial services industry. QTC uses a subset of the data mapped to relevant organisations within the FIRG membership. Analysis and advice are obtained from external consultants to ensure that QTC continues to align roles to the market.

Total compensation

The total compensation fixed remuneration of each QTC employee is reviewed each year and is benchmarked against the FIRG remuneration data. Total compensation levels are set around the FIRG market median position of a relevant sub-set of the FIRG database. Role scope and complexity, knowledge experience, skills and performance are considered when determining the remuneration level of each employee.

Variable remuneration – short-term incentives for employees

QTC’s variable remuneration framework provides an annual short-term incentive opportunity for eligible employees, aligned to financial year performance. This opportunity is designed to differentiate and reward outstanding organisational and individual performance, and to align performance at these levels with incentive outcomes. It also aims to ensure market competitiveness, with ‘target’ STI outcomes aligned to the relevant market position of the FIRG database (i.e. the median incentive potential for FIRG members within QTC’s peer group) and approved at Board level each year. For the year ended 30 June 2022, STI payments will be made to eligible staff in September 2022.

Variable remuneration – short term incentives for the Executive Leadership Team

For the year ended 30 June 2022, where the Executive Leadership Team performed strongly against corporate and individual KPIs, they were eligible to receive a short-term incentive payment based on a percentage of their total fixed remuneration. Short term incentives are at risk with no payment made for underperformance and additional premiums of up to 30% of the target paid for above expected performance.

The outcomes for the Executive Leadership Team are aligned to achievements measured against corporate and individual KPIs. For 2021-22, short-term incentive ‘targets’ for the Executive Leadership Team ranged between 40% and 60% of their total fixed remuneration. The proportion of each executive’s short-term incentive ‘target’ opportunity is based on corporate and individual performance, and the achievement of targets set out in QTC’s Strategic Plan 2021-25.

QTC’s overall performance for 2021-22, documented in the annual performance assessment reviewed and approved by QTC’s Board, was assessed as exceeding benchmark. This reflects a strong performance across QTC’s whole-of-State, client, funding and operational activities. This performance assessment led to short-term incentives for the Executive Leadership Team of between 46% and 71% of fixed remuneration.

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Other information

For the year ended 30 June 2022

21	Key management personnel continued

(c)	Remuneration by category

	2022 $	2021 $

Capital Markets Operations

Directors

Short-term employment benefits (1)	350 563	332 066

Post-employment benefits (4)	21 350	21 391

Total	371 913	353 457

Executive Leadership Team

Short-term employment benefits (2)	4 031 798	3 961 409

Long-term employment benefits (3)	81 437	60 059

Post-employment benefits (4)	128 063	108 890

Termination benefits	141 424	-

Total	4 382 722	4 130 358

	2022 $	2021 $

State Investment Operations

Directors

Short-term employment benefits (1)	100 653	100 653

Post-employment benefits (4)	10 065	9 561

Total	110 718	110 214

(1)	Directors’ short-term benefits include Board member and committee fees, and in relation to the Chairman of the Capital Markets Board,also includes the provision of a car park.

(2)	Executive management personnel’s short-term benefits include wages, annual leave taken, short-term incentives and non-monetary benefits such as car parks and motor vehicle benefits (where applicable).

(3)	Long-term employment benefits relate to long service leave.

(4)	Post-employment benefits include superannuation contributions made by the Corporation.

Capital markets operations

(i)	Directors

Details of the nature and amount of each major element of the remuneration are as follows:

	SHORT-TERM		POST-EMPLOYMENT
	EMPLOYMENT BENEFITS		BENEFITS		TOTAL

	2022	2021	2022	2021	2022	2021
	$	$	$	$	$	$

Gerard Bradley – Chair (1)	137 069	130 176	-	2 213	137 069	132 389

Leon Allen (2)(3)	-	-	-	-	-	-

Anne Parkin	43 856	44 360	4 386	4 214	48 242	48 574

Karen Smith-Pomeroy	45 362	45 362	4 536	4 309	49 898	49 671

Jim Stening	40 210	38 709	4 021	3 677	44 231	42 386

Neville Ide	43 856	43 856	4 386	4 166	48 242	48 022

Rosemary Vilgan (4)	40 210	29 603	4 021	2 812	44 231	32 415

Total	350 563	332 066	21 350	21 391	371 913	353 457

(1)	Term expired 30 June 2020, reappointed 16 July 2020 and resigned effective 30 June 2022.

(2)	Appointed 16 July 2020.

(3)	No remuneration is payable to the Queensland Treasury representative.

(4)	Appointed 1 October 2020.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

Notes to the Financial Statements

Other information

For the year ended 30 June 2022

21	Key management personnel continued

(c)	Remuneration by category continued

(ii)	Executive Leadership Team

Details of the nature and amount of each major element of the remuneration of the executive management personnel are as follows:

POST- EMPLOYMENT BENEFITS
		SHORT-TERM EMPLOYMENT BENEFITS			LONG-TERM BENEFITS	TERMINATION BENEFITS
TOTAL

30 JUNE 2022	BASE $	SHORT-TERM INCENTIVE $	NON- MONETARY $	$	$		$

Chief Executive	752 689	492 085	17 273	25 630	22 532	-	1 310 209

Deputy Chief Executive and Managing Director, Funding and Markets	600 627	446 030	18 887	25 601	17 475	-	1 108 620

Managing Director, Client	396 972	220 980	17 273	25 630	11 646	-	672 501

Managing Director, Corporate Services and Chief Risk Officer	391 541	191 820	15 036	25 601	16 381	-	640 379

Managing Director, Finance, Data and Compliance	295 512	157 800	17 273	25 601	13 403	141 424	651 013

Total	2 437 341	1 508 715	85 742	128 063	81 437	141 424	4 382 722

		SHORT-TERM EMPLOYMENT BENEFITS		POST-EMPLOYMENT BENEFITS	LONG-TERM BENEFITS
TOTAL

30 JUNE 2021	BASE $	SHORT-TERM INCENTIVE $	NON- MONETARY $	$	$	$

Chief Executive	738 627	449 410	17 767	21 778	18 277	1 245 859

Deputy Chief Executive and Managing Director, Funding and Markets	583 564	424 710	19 842	21 778	14 459	1 064 353

Managing Director, Client	393 486	203 800	17 767	21 778	9 685	646 516

Managing Director, Corporate Services and Chief Risk Officer	368 475	185 600	16 047	21 778	9 078	600 978

Managing Director, Finance, Data and Compliance	348 467	176 080	17 767	21 778	8 560	572 652

Total	2 432 619	1 439 600	89 190	108 890	60 059	4 130 358

State Investment Operations

(iii)	Directors

Details of the nature and amount of each major element of the remuneration are as follows:

	SHORT-TERM		POST-EMPLOYMENT
	EMPLOYMENT BENEFITS		BENEFITS		TOTAL

	2022 $	2021 $	2022 $	2021 $	2022 $	2021 $

Leon Allen - Chair (1)	-	-	-	-		-

William Ryan (1)	-	-	-	-		-

Maria Wilton	33 551	33 551	3 355	3 187	36 906	36 738

Philip Graham	33 551	33 551	3 355	3 187	36 906	36 738

Tony Hawkins	33 551	33 551	3 355	3 187	36 906	36 738

Total	100 653	100 653	10 065	9 561	110 718	110 214

(1)	Queensland Treasury representative. No additional remuneration is paid for this appointment.

(d)	Other transactions

QTC’s Capital Markets Board members’ directorships are disclosed in the corporate governance section of the Annual Report. No remuneration is paid or payable by QTC to the Under Treasurer as QTC’s Corporation Sole.

There were no transactions between QTC and entities controlled by key management personnel or loans to/from key management personnel during the financial year.

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Other information

For the year ended 30 June 2022

22	Auditor’s remuneration

The external auditor (Auditor-General of Queensland) does not provide any consulting services to QTC. Details of amounts paid or payable to the auditor of QTC (GST exclusive) are shown below:

	2022 $	2021 $

Audit services

Audit and review of QTC financial statements	387 000	368 000

23	Investments in companies

Investments in the following companies are held at cost:

NAME	PRINCIPAL ACTIVITIES

Queensland Treasury Holdings Pty Ltd (QTH)	Holding company for several subsidiaries and strategic investments held on behalf of the State of Queensland

Queensland Lottery Corporation Pty Ltd	Holds the Golden Casket lottery licence and trademarks

DBCT Holdings Pty Ltd	Holds the bulk coal terminal tenure and facilities at Dalrymple Bay near Mackay, which it has leased under a long term lease arrangement

Queensland Airport Holdings (Mackay) Pty Ltd	Owns the Mackay airport land and infrastructure, which it has leased under a 99 year lease arrangement

Queensland Airport Holdings (Cairns) Pty Ltd	Owns the Cairns airport land and infrastructure, which it has leased under a 99 year lease arrangement

Brisbane Port Holdings Pty Ltd	Owns the Port of Brisbane tenure and infrastructure, which it has leased under a 99 year lease arrangement

QTH is incorporated and domiciled in Brisbane, Australia. QTH holds a 100% beneficial interest in the companies listed above. QTC does not apply the equity method to its investment in QTH (refer note 2(o) Judgments and assumptions).

24	Dividends

Each year the Board determines the appropriate level of dividends to be declared taking into consideration the financial situation of the Corporation. No dividend was declared or paid during the year. A dividend of $50 million was paid to the Queensland Government in June 2021.

25	Events subsequent to balance date

In early July 2022 $906 million of invested assets which previously belonged to the Residential Tenancies Authority were transferred to the Queensland General Insurance Fund investment account of the LTA. In return for these assets the LTA FRN will be increased by the corresponding amount.

There are no matters or circumstances that have arisen since the end of the financial year that have significantly affected or may significantly affect the Capital Markets Operations segment of QTC, the results of these operations or the state of affairs of QTC’s Capital Markets Operations segment in future years.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

Certificate of the Queensland Treasury Corporation

The foregoing general purpose financial statements have been prepared pursuant to section 62(1) of the Financial Accountability Act 2009 (the Act), section 39 of the Financial and Performance Management Standard 2019 and other prescribed requirements.

The Directors draw attention to note 2(a) to the financial statements, which includes a statement of compliance with International Financial Reporting Standards.

In accordance with section 62(1)(b) of the Act we certify that in our opinion:

(i)	the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects, and

(ii)

the foregoing annual financial statements have been drawn up so as to present a true and fair view of Queensland Treasury Corporation’s assets and liabilities, financial position and financial performance for the year ended 30 June 2022.

We acknowledge responsibility under section 7 and section 11 of the Financial and Performance Management Standard 2019 for the establishment and maintenance, in all material respects, of an appropriate and effective system of internal controls and risk management processes with respect to financial reporting throughout the reporting period.

The financial statements are authorised for issue on the date of signing this certificate which is signed in accordance with a resolution of the Capital Markets Board.

D J FRAWLEY	P C NOBLE
Chair	Chief Executive

Brisbane
19 August 2022

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

Independent Auditor’s report

INDEPENDENT AUDITOR’S REPORT

To the Capital Markets Board of Queensland Treasury Corporation (QTC)

Report on the audit of the financial report

Opinion

I have audited the accompanying financial report of Queensland Treasury Corporation.

In my opinion, the financial report:

a)	gives a true and fair view of the entity’s financial position as at 30 June 2022, and its financial performance and cash flows for the year then ended

b)	complies with the Financial Accountability Act 2009, the Financial and Performance Management Standard 2019 and Australian Accounting Standards

c)	also complies with International Financial Reporting Standards as disclosed in Note 2(a).

The financial report comprises the balance sheet as at 30 June 2022, the statement of comprehensive income, statement of changes in equity and statement of cash flows for the year then ended, notes to the financial statements including summaries of significant accounting policies and other explanatory information, and the management certificate given by the Chairman and Chief Executive.

Basis for opinion

I conducted my audit in accordance with the Auditor-General Auditing Standards, which incorporate the Australian Auditing Standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Report section of my report.

I am independent of the entity in accordance with the ethical requirements of the Accounting Professional and Ethical Standards Board’s APES 110 Code of Ethics for Professional Accountants (the Code) that are relevant to my audit of the financial report in Australia. I have also fulfilled my other ethical responsibilities in accordance with the Code and the Auditor-General Auditing Standards.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Key audit matter

Key audit matters are those matters that, in my professional judgement, were of most significance in my audit of the financial report of the current period. These matters were addressed in the context of the audit of the financial report as whole, and in forming the auditor’s opinion thereon, and I do not provide a separate opinion on these matters.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2021-22

Valuation, presentation and disclosure of financial assets at fair value through profit or loss for State Investment Operations (S1O) ($40.4 billion as at 30 June 2022)

(Refer Notes 16, 17 and 18)

Key audit matter	How my audit addressed this key audit matter

Financial assets at fair value through profit or loss held by SIO (which incorporates the Long Term Assets (LTA) and the Queensland Future Fund (QFF)) represent investments in unlisted unit trusts (‘the trusts’) managed by QIC Limited (QIC). The trusts in turn invest in various asset classes, some of which are illiquid in nature (‘underlying investments’).

The fair value of these underlying investments is based on the pre-distribution exit prices as at 30 June 2022 as advised by QIC to OTC on 8 August 2022.

In some instances, the prices advised by QIC are based on unaudited valuation statements provided by the external managers of the underlying investments that relate to a date prior to 30 June 2022. Significant judgement is required to determine whether the unaudited valuations advised by QIC are materially consistent with the fair value as at 30 June 2022, or if an adjustment is required.

QIC continues to monitor and provides updated advice to QTC on the potential impact on the value of these investments arising from the subsequent receipt of updated valuations from external managers and audited financial statements.

Additionally, there is a high level of subjectivity in classifying the investments in the appropriate level within the fair value hierarchy for the following reasons:

a.	some of the underlying assets are considered illiquid in nature (i.e., these are not readily convertible to cash)
b.	SIO is the sole investor in some of the trusts, and as a result there are restrictions that may be imposed by QIC on SIO to liquidate the investments.

My procedures included but were not limited to:

•	evaluating the audited assurance report on controls over investment management services for the year 1 July 2021 to 30 June 2022 to confirm that the controls at QIC are appropriately designed and implemented, and operated effectively.

•	assessing the representation letter provided by QIC to QTC confirming the following processes were performed by QIC:

•	checks performed over pricing of the underlying assets at 30 June 2022 and

•	checks performed post balance date on prices for highly illiquid investments.

•	confirming the value of the investments reported at 30 June 2022 by:

•	agreeing the reported value in QIC’s confirmation to the financial statements

•	obtaining a confirmation from QIC on any changes to the value initially reported and assessing the impact of changes in value to the financial statements. Where the change in prices is materially different to the prices initially determined at 30 June 2022, we request management to recognise the change in the prices to reflect the correct valuation.

•	obtaining an understanding of the underlying investments in the trusts and the pricing mechanism adopted by QIC. This in turn determines the appropriate fair value hierarchy disclosure in the financial statements of OTC under AASB13 Fair Value Measurement.

•	evaluating the fair value hierarchy disclosure in note 18 to ensure the classification is in accordance with my understanding of the underlying investment and pricing mechanism, and in accordance with AASB 13 Fair Value Measurement.

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Other information

Other information comprises financial and non-financial information (other than the audited financial report).

Those charged with governance are responsible for the other information.

My opinion on the financial report does not cover the other information and accordingly I do not express any form of assurance conclusion thereon.

In connection with my audit of the financial report, my responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial report or my knowledge obtained in the audit or otherwise appears to be materially misstated.

If, based on the work I have performed, I conclude that there is a material misstatement of this other information, I am required to report that fact.

I have nothing to report in this regard.

Responsibilities of the Board for the financial report

The Board is responsible for the preparation of the financial report that gives a true and fair view in accordance with the Financial Accountability Act 2009, the Financial and Performance Management Standard 2019 and Australian Accounting Standards, and for such internal control as the Board determines is necessary to enable the preparation of the financial report that is free from material misstatement, whether due to fraud or error.

The Board is also responsible for assessing the entity’s ability to continue as a going concern, disclosing, as applicable, matters relating to going concern and using the going concern basis of accounting unless it is intended to abolish the entity or to otherwise cease operations.

Auditor’s responsibilities for the audit of the financial report

My objectives are to obtain reasonable assurance about whether the financial report as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with the Australian Auditing Standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this financial report.

As part of an audit in accordance with the Australian Auditing Standards, I exercise professional judgement and maintain professional scepticism throughout the audit. I also:

●	Identify and assess the risks of material misstatement of the financial report, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the entity’s internal control.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the entity.

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●	Conclude on the appropriateness of the entity’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the entity’s ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my auditor’s report to the related disclosures in the financial report or, if such disclosures are inadequate, to modify my opinion. I base my conclusions on the audit evidence obtained up to the date of my auditor’s report. However, future events or conditions may cause the entity to cease to continue as a going concern.

●	Evaluate the overall presentation, structure and content of the financial report, including the disclosures, and whether the financial report represents the underlying transactions and events in a manner that achieves fair presentation.

I communicate with the Board regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

From the matters communicated with the Board, I determine those matters that were of most significance in the audit of the financial report of the current period and are therefore the key audit matters. I describe these matters in my auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, I determine that a matter should not be communicated in my report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Report on other legal and regulatory requirements

Statement

In accordance with s.40 of the Auditor-General Act 2009, for the year ended 30 June 2022:

a)	I received all the information and explanations I required.

b)	I consider that, the prescribed requirements in relation to the establishment and keeping of accounts were complied with in all material respects.

Prescribed requirements scope

The prescribed requirements for the establishment and keeping of accounts are contained in the Financial Accountability Act 2009, any other Act and the Financial and Performance Management Standard 2019. The applicable requirements include those for keeping financial records that correctly record and explain the entity’s transactions and account balances to enable the preparation of a true and fair financial report.

22 August 2022
Brendan Worrall	Queensland Audit Office
Auditor-General	Brisbane

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APPENDICES

Appendix A –

Statutory and mandatory disclosures	66

Appendix B – Glossary	67

Appendix C – Compliance checklist	68

Appendix D – Contacts	69

ANNUAL REPORT 2021-22  |  QUEENSLAND TREASURY CORPORATION

Appendix A – Statutory and mandatory disclosures

QTC is required to make various disclosures in its Annual Report. QTC is also required to make various disclosures on the Queensland Government’s Open Data website in lieu of inclusion in its Annual Report. This appendix sets out those mandatory disclosure statements that are not included elsewhere in the report or made available on the Open Data website.

QTC is committed to providing accessible services to Queensland residents from culturally and linguistically diverse backgrounds. QTC did not receive any requests for interpreters and there was no overseas travel in 2021–22.

Information systems and record keeping

Information and Data are vital assets and QTC is committed to continuously improving and maintaining information and data management practices that meet its business needs, legislative requirements and stakeholder expectations. QTC adheres to the Public Records Act 2002 and the General Retention and Disposal Schedule with respect to information and records management.

QTC continues to evolve its electronic document and information management systems for improved management of both digital and physical records particularly in relation to expanding cloud technologies. QTC has also transitioned its paper based records in its core operations division to digital record keeping. QTC is maturing its information security capabilities to protect internally and externally accessible records.

QTC has not experienced any serious breaches and continues to place focus on education, communication and evolving our technical environment to manage information and data security risk.

Public Sector Ethics Act

QTC provides the following information pursuant to obligations under section 23 of the Public Sector Ethics Act 1994 (Qld) to report on action taken to comply with certain sections of the Act.

QTC employees are required to comply with QTC’s Code of Conduct, which aligns with the ethics principles and values in the Public Sector Ethics Act 1994 (Qld), as well as the Code of Conduct and market standards established by the Australian Financial Markets Association of which QTC is a member. Both codes are available to employees via QTC’s intranet. A copy of QTC’s Code of Conduct can be inspected by contacting QTC’s Human Resources Group (see Appendix D for contact details). Appropriate education and training about the Code of Conduct, expected standards of conduct and ethical issues has been provided to all new and existing QTC staff.

QTC’s human resource management and corporate governance policies and practices ensure that QTC:

∎	acts ethically with regard to the conduct of its business activities and within appropriate law, policy and convention, and
∎	addresses the systems and processes necessary for the proper direction and management of its business and affairs.

QTC is committed to:

∎	observing high standards of integrity and fair-dealing in the conduct of its business, and

∎	acting with due care, diligence and skill.

QTC’s Compliance Policy requires that QTC and all employees comply with the letter and the spirit of all relevant laws and regulations, industry standards, and relevant government policies, as well as QTC’s own policies and procedures.

Human Rights Act

QTC’s strategic and operational plans are in line with the objectives of the Human Rights Act 2019 (the Act). The plans aim to ensure QTC is respecting, protecting and promoting human rights in decision making and actions.

The Act requires QTC to consider human rights when performing functions of a public nature and only limit human rights after careful consideration. QTC’s internal policies and practices are aligned to the Act, as guided by external advice.

Remuneration: Board and Committee

For the year ending 30 June 2022, the remuneration and committee fees of the QTC Capital Market Board members (excluding superannuation contributions and non-monetary benefits) were as follows:

Board		Committee

Chairperson	$100, 527	Chairperson	$6,658

Member	$33,551	Member	$5,152

The total remuneration payments made to the members of the QTC Capital Markets Board was $356,761 and the total on-costs (including travel, accommodation, car parking and professional memberships for members) was $22,642.

For the year ending 30 June 2022, the remuneration and committee fees of the QTC State Investment Advisory Board members (excluding superannuation contributions and non-monetary benefits) were as follows:

Board

Member	$33,551

The total remuneration payments made to the members of the QTC State Investment Advisory Board was $110,718 and the total on-costs (including travel, accommodation, car parking and professional memberships for members) was $1,382.

Related entities

The related entities in Note 23 are not equity accounted in the financial report of the Queensland Treasury Corporation. These entities are consolidated into Queensland Treasury’s financial report.

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Appendix B – Glossary

Basis point: One hundredth of one per cent (0.01 per cent).

Bond: A financial instrument where the borrower agrees to pay the investor a rate of interest for a fixed period of time. A typical bond will involve regular interest payments and a return of principal at maturity.

Budget Update: Mid-Year Fiscal and Economic Review.

CP (commercial paper): A short-term money market instrument issued at a discount with the full face value repaid at maturity. CP can be issued in various currencies with a term to maturity of less than one year.

Credit rating: Measures a borrower’s creditworthiness and provides an international framework for comparing the credit quality of issuers and rated debt securities. Rating agencies allocate three kinds of ratings: issuer credit ratings, long-term debt and short-term debt. Issuer credit ratings are among the most widely watched. They measure the creditworthiness of the borrower including its capacity and willingness to meet financial obligations.

Fixed Income Distribution Group: A group of financial intermediaries who market and make prices in QTC’s debt instruments.

Floating rate notes (FRNs): A debt instrument which pays a variable rate of interest (coupon) at specified dates over the term of the debt, as well as repaying the principal at the maturity date. The floating rate is usually a money market reference rate, such as BBSW, plus a fixed margin. Typically the interest is paid quarterly or monthly.

GOC: Government-owned Corporation.

Green Bonds: QTC Green Bonds on issue are guaranteed by the Queensland State Government, issued under the AUD Bond Program with Rule 144A capability and certified by the Climate Bonds Initiative (CBI). Proceeds from QTC Green Bonds are allocated against eligible projects and assets in accordance with QTC’s Green Bond Framework. Eligible projects and assets are those funded, entirely or in part, by the Queensland Government, State-Government related entities and local governments that support Queensland’s pathway to climate resilience and an environmentally sustainable economy. QTC’s Green Bond Framework is aligned with the CBI Climate Bonds Standard 3.0 and the International Capital Market Association (ICMA) Green Bond Principles 2018 allowing QTC to issue both CBI certified Green Bonds and ICMA aligned Green Bonds. An independent third party provides assurance of QTC’s framework, eligible project and asset pool and Green Bonds on issue.

Issue price: The price at which a new security is issued in the primary market.

Liquid: Markets or instruments are described as being liquid, and having depth, if there are enough buyers and sellers to absorb sudden shifts in supply and demand without price distortions.

Market value: The price at which an instrument can be purchased or sold in the current market.

MTN (Medium-Term Note): A financial debt instrument that can be structured to meet an investor’s requirements in regards to interest rate basis, currency and maturity. MTNs usually have maturities between nine months and 30 years.

QTC: Queensland Treasury Corporation.

RBA: Reserve Bank of Australia.

T-Note (Treasury Note): A short-term money market instrument issued at a discount with the full face value repaid at maturity. T-Notes are issued in Australian dollars with a term to maturity of less than one year.

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Appendix C – Compliance checklist

SUMMARY OF REQUIREMENT		BASIS FOR REQUIREMENT	ANNUAL REPORT REFERENCE

LETTER OF COMPLIANCE	A letter of compliance from the accountable officer or statutory body to the relevant Minister/s	ARRs – section 7	Page 2

ACCESSIBILITY	Table of contents	ARRs – section 9.1	Page 1
	Glossary	ARRs – section 9.1	Appendix B
	Public availability	ARRs – section 9.2	Page 1 , Appendix D
	Interpreter service statement	Queensland Government Language Services Policy ARRs – section 9.3	Appendix D
	Copyright notice	Copyright Act 1968 ARRs – section 9.4	Back cover

GENERAL INFORMATION	Introductory information	ARRs – section 10	Page 3-7

NON-FINANCIAL PERFORMANCE	Government’s objectives for the community	ARRs – section 11.1	Pages 8-13
	Agency objectives and performance indicators	ARRs – section 11.2	Pages 4, 6-13

FINANCIAL PERFORMANCE	Summary of financial performance	ARRs – section 12.1	Pages 6-7, Notes to Financial Statements: Pages 30-58

GOVERNANCE – MANAGEMENT AND STRUCTURE	Organisational structure	ARRs – section 13.1	Pages 18-22
	Executive management	ARRs – section 13.2	Page 22
	Public Sector Ethics	Public Sector Ethics Act 1994 ARRs – section 13.4	Page 15, Appendix A
	Human Rights	Human Rights Act 2019 ARRs – section 13.5	Appendix A

GOVERNANCE – RISK MANAGEMENT AND ACCOUNTABILITY	Risk management	ARRs – section 14.1	Pages 14-15
	Audit committee	ARRs – section 14.2	Page 19
	Internal audit	ARRs – section 14.3	Page 22
	Information systems and record keeping	ARRs – section 14.5	Appendix A

GOVERNANCE – HUMAN RESOURCES	Strategic workforce planning and performance	ARRs – section 15.1	Pages 15-16

OPEN DATA	Statement advising publication of information	ARRs – section 16	Appendix A
	Consultancies	ARRs – section 33.1	Appendix A
	Overseas travel	ARRs – section 33.2	Appendix A
	Queensland Language Services Policy	ARRs – section 33.2	Appendix A

FINANCIAL STATEMENTS	Certification of financial statements	FAA – section 62 FPMS – sections 38, 39 and 46 ARRs – section 17.1	Page 59

	Independent Auditor’s Report	FAA – section 62 FPMS – section 46 ARRs – section 17.2	Pages 60-63

Note: This checklist excludes reference to any requirements that do not apply to QTC for the current reporting period.

FAA: Financial Accountability Act 2009.

FPMS: Financial and Performance Management Standard 2019.

ARRs: Annual report requirements for Queensland Government agencies.

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Appendix D – Contacts

Queensland Treasury Corporation

Level 31, 111 Eagle Street

Brisbane Queensland Australia

GPO Box 1096

Brisbane Queensland

Australia 4001

Telephone:	+61 7 3842 4600
Email:	enquiry@qtc.com.au

If you would like a copy of a report posted to you, please call QTC’s reception on +61 7 3842 4600. If you would like to comment on a report, please complete the online enquiry form located on our website.

Telephone

Queensland Treasury Corporation (Reception)	+61 7 3842 4600

Stock Registry (Link Market Services Ltd)	1800 777 166

QTC is committed to providing accessible services to Queensland residents from culturally and linguistically diverse backgrounds. If you have difficulty understanding this report, please contact QTC’s reception on +61 7 3842 4600 and we will arrange for an interpreter to assist you.

Information for institutional investors

Core to its key funding principles, QTC is committed to being open and transparent with investors and its partners in the financial markets.

Through its website, QTC provides a range of information for institutional investors on its various funding instruments, its indicative term debt borrowing requirement (including daily outstandings) and its Fixed Income Distribution Group. The website also provides information and links about Australia and Queensland to help investors gain a better understanding of:

∎  the different levels of government in Australia

∎  the forms of fiscal support the Australian Government provides to the states and territories

∎  relevant governance practices, legislation and policies

∎  financial data and budget information, and

∎  economic and trade data.

QTC also offers institutional investors the ability to subscribe from its institutional investor section of the website to quarterly funding and market announcement updates, and QTC’s weekly AUD Bond Outstandings report.

Bloomberg ticker: qtc

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QlJEENSLAND TREASURY CORPORATION GPO Box 1096 Brisbane QLD Australia 4001 T:+61 7 3842 4600